Exhibit 10.1

SHARE SALE AND Purchase AGREEMENT

in relation to 100% shares of Amiga d.o.o, Kraljevo

DATED 06 October 2023

by and among

Mr. Ivan Tlačinac

Ms. Jelena Spasojević

as the "Sellers"

and

beam global

as the "Purchaser"

Table of Contents

1		DEFINITIONS	4
	1.1	Defined terms	4
	1.2	Principles of interpretation	11
2		SALE AND PURCHASE OF SHARES	11
3		PURCHASE PRICE FOR THE SHARES	12
	3.1	Amount and structure of the Purchase Price	12
	3.2	Payment of the Purchase Price	12
	3.3	Fees and taxes in connection to the Purchase Price	14
	3.4	Reductions of the Purchase Price	15
4		security for payment of tranche 2 of the purchase price	15
5		signing day actions	16
	5.1	Documents delivered between the Parties before Signing	16
6		CONDITIONS PRECEDENT TO CLOSING	16
	6.1	General covenants regarding Conditions Precedent	16
	6.2	Conditions Precedent	16
	6.3	Actions regarding fulfillment of Conditions Precedent	18
	6.4	Evidences on fulfillment of Conditions Precedent	18
7		PRE-CLOSING ACTIONS	18
	7.1	Sellers’ Pre-Closing Covenants	19
	7.2	Notice of Closing	20
	7.3	Timeframe to achieve Closing and consequences of Conditions Precedent remaining unmet	20
	7.4	Pre-Closing breach occurrence	21
8		CLOSING day ACTIONS	22
	8.1	Deliveries by the Parties at Closing	22
	8.2	Execution of Transfer Related Documents	22
	8.3	Payment of Tranche 1 of the Purchase Price	22
9		post closing REGISTRATION actions	23
10		seller 1 status in the company post closing	23
11		payment of Additional purchase price to the Sellers post closing	23
	11.1	Additional Purchase Price Payment 1 (Operating Revenue 2023)	24
	11.2	Additional Purchase Price payment 2 (Operating Revenue 2024)	24
	11.3	Additional Purchase Price payment 3 (Veletržnica Procedure 2 bonus)	24
	11.4	Fees and taxes and main principles in connection to the Additional Purchase Price Payments	24
12		Post-Closing Veletržnica Procedure 1 and 2 and adamogradnja procedure conduct	25
	12.1	Veletržnica Procedure 1 conduct	25
	12.2	Veletržnica Procedure 2 conduct	25
	12.3	Adamogradnja Procedure conduct	26
13		SELLER’S POST CLOSING COVENANTs AND CONDUCT	26
	13.1	Post-Closing covenant	26
	13.2	Post-closing conduct	27
14		REPRESENTATIONS AND WARRANTIES OF THE SELLERS	27
	14.1	Representation and Warranties General Assumptions	27
	14.2	Authorization and capacity of the Sellers	27
	14.3	The Shares	27

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	14.4	The Company	28
	14.5	Reorganization Plan	29
	14.6	Regulatory matters	29
	14.7	Taxes and contributions	29
	14.8	Financial Reports	30
	14.9	Property of the Company	30
	14.10	Employees of the Company	31
	14.11	Contracts	31
	14.12	Promissory Notes and Securities	32
	14.13	Liabilities	32
	14.14	Proceedings	32
	14.15	Intellectual Property rights and rights to persons image	33
	14.16	Insurance policies	33
	14.17	Data protection	33
	14.18	On acquisition of Purchaser’s Common Stock	33
	14.19	Full Disclosure	34
15		REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	34
16		POST-CLOSING - INDEMNIFICATION, COMPENSATION OF DAMAGE, THIRD PARTY CLAIMS	35
	16.1	General	35
	16.2	Conduct with any Damage Claim	35
	16.3	Third Party Claims	36
	16.4	Sellers’ Liability	37
	16.5	Liability Amount	37
	16.6	Liability Period	37
	16.7	Purchaser action	37
	16.8	Changes in Law and Regulation	37
	16.9	Payment of Claims	38
	16.10	Waiver	38
17		TERMINATION	38
	17.1	Termination before Closing Date	38
18		ASSIGNMENT	38
19		GOVERNING LAW AND DISPUTE RESOLUTION	38
20		MISCELLANEOUS	39
	20.1	Confidentiality	39
	20.2	This Agreement, effect of Closing and Severability	39
	20.3	Severability	40
	20.4	Sellers’ joint and several liability	40
	20.5	No Waiver	40
	20.6	Notices	40
	20.7	Time of Essence	41
	20.8	Force Majeure	41
	20.9	Expenses and Interest	41
	20.10	Language	42
	20.11	Signing Date	42
	20.12	Copies of the Agreement	42
LIST OF SCHEDULES:			43

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SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and Purchase Agreement is entered into on 06 October 2023 by and between:

1.	Beam Global, a Nevada (USA) corporation, duly formed and existing under the laws of the State of Nevada, USA with its principle office at 5660 Eastgate Dr. San Diego, CA 92121, Business Identification Number/: E0096752007-4, represented by Mr. Desmond Wheatley, Chief Executive Officer, duly authorized for the purposes hereof (the "Purchaser"),

and

2.	Mr. Ivan Tlačinac, national of Serbia, personal no: 2611972780037 (the “Seller 1”); and

Ms. Jelena Spasojević, national of Serbia, personal no: 1601977785011 (the “Seller 2”).

Seller 1 and Seller 2 jointly referred to as the "Sellers" and individually referred to as the "Seller".

The Purchaser and the Sellers individually referred to as a "Party" and together as the "Parties".

RECITALS:

Whereas, Amiga d.o.o. Kraljevo, is a limited liability company, incorporated in accordance with the laws of the Republic of Serbia, registered at the Business Registers Agency of the Republic of Serbia (the “BRA”), corporate registration number 07407343, with registered seat in Kraljevo, at 1G Aerodromska Street (the “Company”) engaged in the business of manufacturing and distributing steel structures with electronic integration, such as streetlights, cell towers, ski lift towers, etc.;

Whereas, Sellers are the only registered, actual and legal owners of shares of the Company representing 100% of total basic capital of the Company, whereas Seller 1 possesses 75% of total basic capital and Seller 2 possesses 25% of total basic capital of the Company;

Whereas, the Purchaser is a clean technology innovator that designs, patents, manufactures and sells sustainable products and technologies for electric vehicle (EV) charging, energy storage and energy security;

Whereas, the Purchaser is interested in developing its business activities in the Republic of Serbia, in accordance with the investment policies of the Purchaser;

Whereas, the Purchaser expressed intention to acquire and the Sellers expressed the intention to sell the Shares (as defined below), to which end the Parties signed the Letter of intent dated 12 June 2023 (the “LoI”);

Whereas, the Purchaser had conducted a legal, financial and tax due diligence on the Company analyzing documents and information, which were made available to Purchaser and its advisors in an electronic data room and in accordance with Purchaser’s documents request lists (the "Due Diligence Process", as defined below);

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions of the Parties hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1	Defined terms

In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement, the following terms shall have the following meanings:

“Adamogradnja Procedure”	Means the court procedure before Commercial court in Belgrade (earlier conducted under case no. 4 P 4976/2015), where: (i) Adamogradnja appeared as a plaintiff against the Company with the claim for damages in the amount of RSD 245,557,166.35; (ii) the procedure was suspended in 2019 by the court decision and the procedure have remained suspended in accordance with the decision of the board of creditors of the bankruptcy estate not to continue the procedure.

“Agreement”	Means this Share Sale and Purchase Agreement and all Schedules to the same, as may be amended or supplemented from time to time.

“Amiga TT”	Means Serbian company TIM AMIGA TRADE doo Kraljevo, with registered seat at Tike Kolarevića 66, Kraljevo, matriculation number: 20390921, fully owned in equal shares by the Sellers;

“Amiga Belgrade”	Means Serbian company AMIGA Projektovanje i Inženjering doo Beograd, with registered seat at Bokeljska 7, Belgrade, matriculation number: 17275810, fully owned by Mr. Aleksandar Tošković;

“Applicable Law”

Means any and all laws and regulations, decrees, decisions of the RoS or the State of California or other jurisdiction (as the case may be) mandatorily applicable to the specific action/obligation/right of any Party under this Agreement. In case for a certain action there are no mandatory provisions of laws of certain jurisdiction, the Parties agree that the applicable law for such actions will be the one of the State of California. Except for the Sellers’ Representations and Warranties set forth in Article 14.18 (On acquisition of Purchaser’s Common Stock) all others Sellers’ Representations and Warranties shall be construed under the laws of the RoS.

“Authorities”	(i)	an international, supra-national, national, federal, state, regional, provincial, or municipal governmental authority of any nature;
	(ii)	a public agency;
	(iii)	an independent public body or institution established by law and vested with certain public authorities; or
	(iv)	a company, private association or other private institution vested with certain public authorities.

“Bad Leaver”	Means a person whose employment is terminated for any of the following reasons:

	(i)	unilaterally by the Company for breach of work duty and/or breach of work discipline as provided in current Rulebook on Employment
	(ii)	unilaterally by the Company for the employee's failure to return to work within 15 days from the day of the expiry of unpaid leave;
	(iii)	unilaterally by the Company if the employee has been convicted for criminal offence at work or in connection with work by a final court decision;
	(iv)	the employment agreement is terminated ex lege for any of the following reasons:
• the employee is prohibited from performing their job, based on the law, final court decision or a final decision of another body, and the Company cannot provide transfer to another job;
• in case the employee must be absent from work for more than six months due to resolution issued by Authorities or courts.
	(v)	voluntary termination by the Seller in the second or third year as of the Closing.

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“BRA”	Means Business Registry Agency of the Republic of Serbia.

“Business”	Means the business of the Company including but not limited to the business of manufacturing and distributing steel structures with electronic integration, such as streetlights, cell towers, ski lift, towers, etc.

“Business Day”	Means a day, other than a Saturday or a Sunday or official holiday, when banks are open for business in both the RoS and in the State of California, USA.

“Business Warranties”	Means all Sellers’ Warranties set out in Article 14, except for Tax Warranties and Fundamental Warranties.

Additional Purchase Price	Means payment of any additional purchase price to the Sellers, on pro rata basis, subject to fulfillment of any of Additional Purchase Price Conditions 1, 2 or 3.

Additional Purchase Price Condition 1	Means the cumulative fulfillment of the following: (i) the Operating Revenue of the Company for the fiscal year 2024 exceeds EUR 13,500,000 and (ii) the Sellers are continuing to provide services to the Company at the time Additional Purchase Price Payment is paid under the terms agreed in Schedule 4 to this Agreement, or some other terms as mutually agreed between the Parties.

Additional Purchase Price Condition 2	Means the cumulative fulfillment of the following: (i) the Operating Revenue of the Company for the fiscal year 2025 exceeds the greater of either EUR 18,225,000 or 135% of the 2024 Operating Revenue and (ii) the Sellers are continuing to provide services to the Company at the time Additional Purchase Price Payment is paid under the terms agreed in Schedule 4 to this Agreement, or some other terms as mutually agreed between the Parties.

Additional Purchase Price Condition 3	Means the receipt of the Final Award in Veletržnica Procedure 2, for the principal amount being in excess of EUR 3,800,000 within 5 (five) years of the Closing Date.

“Cadaster Excerpt”	Means official document issued by the Cadaster Registry, evidencing the status of land and/or facilities erected on the land, ownership over the same, Encumbrances etc.

“Cadaster Registry”	Means official land registry of real estates in the Republic of Serbia.

“Calendar Day”	Means any calendar day including Saturday, Sunday and any day of public holiday.

“Closing”	Means the completion of sale and purchase of the Shares when the Closing Conditions Precedent as specified under Article 6.2 of this Agreement have been fulfilled or waived by the Purchaser.

“Closing Certificate”	Has the meaning ascribed to it thereto in Article 8.2

“Closing Date”	Means the Business Day, when the Closing shall take place, in accordance with this Agreement.

“Conditions Precedent”	Means actions to be taken and conditions to be fulfilled, set under Article 6 of this Agreement, prior to the Closing.

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“Company”	As defined in preamble.

“Damage”	Means damage in the widest sense set out in the Applicable Law, save for the punitive damages, incurred by the Company and/or the Purchaser and any amount, expenses, penalties, interest paid or to be paid in line with the Applicable Law or irrevocable decision of the competent authority or court or on the basis of the settlement in connection with the operations or any actions of the Sellers or the Company that occur prior to inscription of the Purchaser as the owner of Shares before the BRA, including but not limited to: fees, compensations and damages in relation to usage of real estate, taxes, VAT obligations, customs, contributions and other duties from labor relations and salaries of Company’s employees; as well as costs of any proceedings (misdemeanor, commercial offence, criminal procedure, civil and enforcement proceeding, labor dispute, tax procedure, administrative procedure and dispute, negotiations, arbitrage, court or out-of-court settlement), as well as losses, arising from any inaccuracy in the Sellers’ covenants as set out in this Agreement and/or breach and/or inaccuracy of Seller’s Representations and Warranties from Articles 14 of this Agreement, incurred by the Purchaser and/or Company as direct or indirect damages, loss of profit, costs, penalties or other expenses.

“Disclosure Letter”	Means a letter in the form of formal disclosure delivered by the Sellers to the Purchaser, both on Signing Date and Closing Date (as defined below) and signed by all Parties, containing specific and limited facts and circumstances which are or may be inconsistent with the particular and clearly enumerated Sellers’ Representations and Warranties set out in this Agreement, which represents Schedule 1, which give or may give rise to a claim by the Purchaser under the Agreement with respect to the Representations and Warranties. References in the Disclosure Letter to headings and numbered paragraphs shall, unless the context otherwise requires, be to those headings and numbered paragraphs of this Agreement.

“Due Diligence Process”	Means the due diligence process carried out by the Purchaser and its professional advisors

“Data Room”	Means virtual data room structured by the Purchaser and hosted at the Purchaser’s share point server, populated by the Sellers and their advisors, any and all documents contained within, content of which has been recorded on compact disk (CD) delivered to the Parties before the signing of this Agreement.

“Encumbrances”	Means, with respect to a particular property, any lien (statutory or other), mortgage, pledge, right of pre-emption, pre-notations of mortgage, seizure, attachment, expropriation, easement, interest or preference granted to any third party, or any other encumbrance, security interest, covenant, restriction, defect in title or other limitation on transfer of any kind or free use (or any agreement or commitment to create any of the same).

“Excluded Assets”	Means assets/real estate being in the ownership of the Company on the Signing but which will be transferred to Amiga TT before the Closing. The list of such assets represents Schedule 11 of this Agreement.

“EUR”	Means legal currency in the countries of the European Monetary Union.

“Final Award”	Means final award issued in the Proceeding, which finally resolves the Proceeding, including principle amount, interest and all the proceeding fees (e.g. court fees, lawyers’ fees, expert fees and alike), and which under the Applicable Law cannot be furthermore challenged under the ordinary and extraordinary (e.g. revision) legal remedies.

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“Force Majeure”	Means any event beyond the reasonable control of the affected Party to prevent or overcome (regardless of where it occurs or its duration), such that reasonable foresight and ability on the part of the affected Party could not reasonably provide against, including without limitation: labor dispute, shortage of labor or materials, earthquake, hurricane, flood, fire or other casualty, taking, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, terrorism, war, invasion, embargo, infectious disease, material disruption in airline or other transportation systems act of a governmental authority in its sovereign capacity, local, regional or world threats or outbreak of epidemic or pandemic disease(s), travel advisories or alerts issued by any governmental authority or any international agency or body or other event beyond the reasonable control of the Party claiming the benefit of the event, including, any material and adverse changes in general economic or market conditions, but excluding the inability of a Party to meet its financial obligations. For avoidance of any doubt, conflict in Ukraine and any further form of Covid related restrictions shall not be construed as Force Majeure.

“Foundation Act”	Means currently applicable Foundation Act of the Company dated 5 April 2023, which represents Schedule 7 to this Agreement;

“Fundamental Warranties”	Means Seller’s Warranties set out in Article 14, paragraphs 14.2 and 14.3.

“GAAP”	Means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“General Assembly”	Means general assembly of shareholders of the Company.

“Good Leaver”	Means a person whose employment is terminated for a reason other than the reasons from (i) to (v) of the definition of Bad Leaver.

“Indemnifiable Event”	Means except as set forth in the Disclosure Letter and this Agreement (i) any breach of a covenant or inaccuracy and/or breach or untruth of a representation or warranty of the Sellers as set out in this Agreement, (ii) Taxes, assessments or other governmental charges owed by the Company before the Closing Date, (iii) any claim alleging liability against the Company or the Purchaser for any act or omission of the Sellers and/or the Company and or any managers, members, officers or employees or circumstance relating to the Company arising before the Closing Date; (iv) any claim of infringement or violation of the Intellectual Property rights of a third party or failure of Company to be the owner of assets needed for the operations of the Company, without any liens or other Encumbrances (v) any claim or cause of action alleging liability related to any past agreement with any of the employees or independent contractors of the Company, any agreement between the Company and any third party relating to the operations of the Company, or any claim by a third party arising out of or relating to the operations of the Company, or (vi) any claim or cause of action by or on behalf of a creditor of either or both of the Company asserting liability against the Purchaser, or seeking to impose any lien or any other Encumbrance upon any of the assets of the Company, for obligations of any of the Company.

“Intellectual Property”

Means any or all of the following and all rights in, arising out of, or associated therewith: international and foreign patents and applications; all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; all databases and data collections and all rights therein throughout the world; all moral and economic rights of authors and inventors, however denominated, throughout the world, and any similar or equivalent rights to any of the foregoing anywhere in the world.

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“Key employees”	Means the Sellers and Mr. Aleksandar Tošković.

“Leased Real Estate”

Means the real estate that represents part of Excluded Assets to be leased back by Amiga TT to the Company, i.e. the following real estates: (i) business apartment no. 3A, street name: Bokeljska, number of entrance: 7, registration number: 77, usable area: 78m², located in Belgrade, at cadastral plot no. 4138/1, Cadastral municipality Vračar; (ii) business apartment no. 4A, street name: Bokeljska, number of entrance: 7, registration number: 78, usable area: 87m², located in Belgrade, at cadastral plot no. 4138/1 Cadastral municipality Vračar; (iii) garages - parking spaces 5, building number: 6, street name: Bokeljska, number of entrance: 7, registration number: 32, usable area: 15m², located in Belgrade, at cadastral plot no. 4138/1 Cadastral municipality Vračar; (iv) garages - parking spaces 8, building number: 6, street name: Bokeljska, number of entrance: 7, registration number: 35, usable area: 15m², located in Belgrade, at cadastral plot no. 4138/1 Cadastral municipality Vračar; (v) garages - parking spaces 9, building number: 6, street name: Bokeljska, number of entrance: 7, registration number: 36, usable area: 16m², located in Belgrade, at cadastral plot no. 4138/1 Cadastral municipality Vračar; (vi) garages - parking spaces 19, building number: 6, street name: Bokeljska, number of entrance: 7, registration number: 46, usable area: 12m², located in Belgrade, at kp . no. 4138/1 Cadastral municipality Vračar.

“Liability”

Means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Applicable Law, and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Long Stop Date”	Means the maximum of 30 days following the Signing Date after which the Closing must occur or any other date agreed by the Parties in writing.

“Material Adverse Effect”

Means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the Company or its assets (including intangible assets) with the impact of at least EUR 25,000.00; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; or (iii) any changes in financial or securities markets in general; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Merchandise”	Means goods or products obtained by the Company for the purpose of resale, and which have not been produced or manufactured by the Company itself.

“Middle Exchange Rate”	Means the official middle exchange rate published by the National Bank of Serbia on the web site of the National Bank of Serbia: https://www.nbs.rs/export/sites/default/internet/english/scripts/kl_srednji.html

”Notice of Closing”	Has the meaning ascribed to it thereto in Article 7.2

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“Operating Revenue”

Means total income derived from the operational activities of the Company, including, revenue, as recognised according to GAAP, received from the sale of products and services, and any other income directly related to the core business operations. Operating Revenue shall not include any investment income, gains from the sale of assets, real estate rent income, subventions, sale of Merchandise or any other non-operational income.

“Ordinary Course of Business”	Means the conduct of Company’s Business in accordance with each of (i) the Company’s internal regulations existing on the Signing Date, (ii) the Applicable Law of RoS and (iii) ordinary course, consistent with past practices during last 2 (two) years and on arm’s length basis.

“Pledge Agreement”	Means the agreement on pledge of 35% of the shares in the Company, at the time the same is owned by the Purchaser in line with terms and conditions of this Agreement, that will be signed and certified before the notary public on the Closing Date in the wording as presented in Schedule 9.

“Proceedings”	Means any action at law, arbitration, litigation, civil proceedings, administrative proceedings, audit, other hearing, investigation, or civil, criminal, administrative, offence, or investigative suit commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental or similar authority, arbitral tribunal, mediator, arbitrator or other similar forum of dispute resolution, or any judicial body as may have competence on the basis of this Agreement or any Applicable law.

“Purchase Price”	Has the meaning ascribed to it thereto in Article 3.

“Purchaser’s Common Stock”	Means Beam Global common stock listed on the Nasdaq Capital Markets under the ticker symbol BEEM.

“Purchaser’s Common Stock Share Limitation Cap”	Means the maximum aggregate amount of shares of Purchasers Common Stock that Purchaser will issue to the Sellers for the non-cash part of the Purchase Price and any Additional Purchase Price, and which may not exceed 19.99% of the issued and outstanding number of shares of Purchaser’s Common Stock on the Signing Date.

“Reorganization Plan”	Means the currently applicable reorganizational plan (in Serbian: Unapred pripremljeni plan reorganizacije” or “UPPR”) of the Company adopted in November 2020, approved by the Authorities and Company’s creditors which became final and binding on 15 July 2021, whereas its applicability commenced on 14 August 2021.

“Related Party Loan”	Means loan provide by the Company to Poljopromet d.o.o.

“RoS”	Means the Republic of Serbia.

“RSD”	Means the official legal currency in the RoS.

“SEC”	Means the United States Securities and Exchange Commission.

“Sellers Accounts”	Means Sellers bank accounts notably (i) Seller’s 1 bank account no. RS35265050000019077213 opened with Raiffeisen bank, and (ii) Seller’s 2 bank account no. RS35265050000031894308 opened with Raiffeisen bank.

"Sellers’ Representations and Warranties"	Means the Sellers’ representations and warranties set out in Article 14.

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“Senior Employees”	Means Jasna Tufegdžić, Darko Trifunović, Marko Veljović, Dejan Trifunović, Željko Stašević, Nebojša Bunčić, Jugoslav Lazović, Zorica Stefanović and Filip Paunović

“Shares”

Means all shares in the Company which are subject of sale and purchase under this Agreement and which represents 100% of total capital of the Company, amounting to RSD 336.819,30 of pecuniary capital and RSD 1.345.373,80 of in kind capital, and representing 100% of voting rights in the Company:

	•	75% of total capital of the Company that before Closing belongs to Seller 1, and
	•	25% of total capital of the Company that before Closing belongs to Seller 2.

“Schedule(s)”	Means the Schedule(s) attached hereto.

“Signing” or “Signing Date”	Means the date when this Agreement is signed by the Parties.

“Taxes”	Means (but not limited to) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, under the Applicable Law.

“Tax Warranties”	Means Sellers' Warranties set out in Article 14.7.

”Third-Party Claim”	Has the meaning ascribed to it thereto in Article 16.3.

“Transfer”	Means transfer to the Purchaser by the Sellers of the ownership of Shares and registration of such transfer before the BRA.

“Transfer Deed”	Means the simplified share transfer agreement to be signed by the Parties on Closing Date before the public notary in order for the Parties to initiate the Transfer that will be executed by BRA, substantially in the form set forth in Schedule 8 to this Agreement.

“Veletržnica Procedure 1”	Means the court procedure conducted before Commercial court in Belgrade and Commercial Appellate Court, case no. 9 Pž 4233/21, where: (i) Raiffeisen Bank (being lien creditor on Company’s claims against Veletržnica) appears as a plaintiff against Veletržnica; (ii) by the decision of Commercial Appellate Court from February 2022, Veletržnica was obliged to pay Raiffeisen Bank the amount of EUR 843,422.92 with default interest as of 14 March 2014 and costs of court proceedings; (iii) the case is currently before the Supreme Court upon the revision filed by Veletržnica against the aforementioned court decision.

“Veletržnica Procedure 2”	Means the court procedure conducted before Commercial court in Belgrade, case no. 8 P 1059/2017, where: (i) Company appears as a plaintiff with a claim for damages against Veletržnica in the total amount of RSD 2,781,523,250.92 RSD; (ii) Company appears as a defendant based on Veletržnica’s counter-claim for damages in the total amount of RSD 459,879,410.03; (iii) the case is currently before the second-instance court upon the appeals of both parties filed against the first instance judgment awarding the Company with the sum of RSD 41,112,978.35.

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“Veletržnica Settlement”	Means the out-of-court settlement dated 20 October 2022, concluded between the Company and Veletržnica, by which Veletržnica is obliged to pay the Company total amount of RSD 180,000,000.00 (i.e. six installments of RSD 30,000,000.00 each, which were all finally settled on 15 September 2023) in order to settle its debt (principal debt, interest and costs of the proceedings) from Veletržnica Procedure 1, as well as any and all additional sums payable by Veletržnica to the Company in excess of the aforesaid amount, based on final calculation of the amount to be paid by Veletržnica to the Company, all in line with this settlement.

“USA”	Means the United States of America.

1.2	Principles of interpretation

In this Agreement the Parties agree that, unless otherwise expressly specified or the context otherwise requires:

•	Words in the singular include the plural; words in the plural include the singular;
•	Content and titles of articles, sections and paragraphs are listed only for easier orientation and shall not be used in interpreting of this Agreement;
•	Reference to this Agreement includes its preamble, introductory provisions, Schedules, and this Agreement as it is from time to time amended;
•	Reference to a law includes that law and its provisions even in case when they have been changed from time to time, or supplemented or amended and republished before and after the execution of this Agreement.

2.	SALE AND PURCHASE OF SHARES

Subject to the terms and conditions of this Agreement, and especially to the Conditions Precedent set forth in Article 6, the Sellers will transfer ownership of the Shares and all the rights and entitlements attached thereto in accordance with the Applicable Law, free and clear of any and all Encumbrances, to the Purchaser, together with all rights and entitlements deriving or resulting from the Shares under the Applicable Law and this Agreement, and the Purchaser shall pay the Purchase Price for the Shares, in line with Article 3 hereto.

By transfer of the Shares, all legal (such as voting right) and economic rights (such as the right to a dividend) as well as obligations regarding the Shares will be transferred from the Sellers to the Purchaser, as follows:

•	Seller 1 will transfer its entire portion of its share in the Company, amounting to 75% of the Shares ("Sale Share 1"); and
•	Seller 2 will transfer its entire portion of share in the Company, amounting to 25% of total Shares ("Sale Share 2").

By acquiring Sale Share 1 and Sale Share 2, the Purchaser is acquiring any and all statutory rights and duties related to the ownership over the Company, and any and all rights stipulated in the Incorporation Act and other internal acts of the Company.

By signing this Agreement, the Purchaser is expressing its consent to become a sole shareholder of the Company.

The Parties agree that following the Transfer the ownership structure of the Company will be as follows:

•	Shareholder:

Beam Global

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•	Total capital of the Company:

RSD 1,682,193.10

•	Pecuniary capital

RSD 336,819.30

•	In kind capital

RSD 1,345,373.80

•	Stake in the Company:

100%

3.	PURCHASE PRICE FOR THE SHARES

The Parties agree, subject to the terms and conditions of this Agreement, that as a consideration for the purchase and transfer of the Sale Share 1 and Sale Share 2 from the Sellers to the Purchaser, the Purchaser, under conditions set out in this Agreement, shall pay to the Sellers on, prorata basis, the purchase price in the overall amount of EUR 10,000,000.00 (in letters: ten million euros) (the “Purchase Price”).

3.1	Amount and structure of the Purchase Price

The Purchase Price shall be paid, subject to the rules set out in this Article, as follows:

•	Cash amount of EUR 7,000,000 (in letters: seven million euros) that will be made by wire transfer from Purchaser’s account, prorata to the Sellers’ Accounts, i.e. cash amount to be received by Seller 1 amounts to EUR 5,250,000 (in letters: five million two hundred fifty thousand euros) and cash amount to be received by Seller 2 amounts to EUR 1,750,000 (in letters: one million seven hundred fifty thousand euros);

and

•	Purchaser will issue to Sellers, on a prorata basis, a certain number of shares of Purchaser’s Common Stock equal to an aggregate value of EUR 3,000,000 (in letters: three million euros). The value of Purchaser’s Common Stock issuable pursuant to this Article 3.1 shall be calculated based on the 5 (five) trading day volume weighted average price as quoted by Nasdaq (“VWAP”) for the five-trading day period ending on the last full trading day prior to the Closing.

The Purchaser’s Common Stock will be issued prorata to the Sellers, i.e. Seller 1 shall be registered as the owner of the Purchaser’s common stock in the amount equal to the aggregate value of EUR 2,250,000 (in letters: two million two hundred fifty thousand euros) and Seller 2 shall be registered as the owner of Purchaser’s Common Stock in the amount equal to the aggregate value of EUR 750,000 (in letters: seven hundred fifty thousand euros) each as calculated above.

3.2	Payment of the Purchase Price

Purchase Price shall be paid in tranches, as follows:

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3.2.1	Payments on the Closing Date (“Tranche 1”)

On the Closing Date, the Purchaser will pay the following amounts to the Sellers:

•	Cash amount of EUR 4,550,000 (in letters: four million five hundred fifty thousand euros) will be paid by wire transfer from Purchaser’s account, prorata to the Sellers’ Accounts, i.e. cash amount to be received by Seller 1 amounts EUR 3,412,500 (in letters: three million four hundred twelve thousand five hundred euros) and cash amount to be received by Seller 2 amounts EUR 1,137,500 one million one hundred thirty seven thousand five hundred euros);

and

•	Such number of Purchaser’s Common Stock equal to EUR 1,950,000 (in letters: one million nine hundred fifty thousand euros) in value, calculated based on the VWAP for the 5 (five) day trading period ending on the last full trading day prior to the Closing Date. The Purchaser’s Common Stock will also be issued prorata to the Sellers, i.e. Seller 1 shall be registered as the owner of the Purchaser’s common stock in the amount of EUR 1,462,500 (in letters: one million four hundred sixty two thousand five hundred euros) and Seller 2 shall be registered as the owner of Purchaser’s Common Stock in the amount of EUR 487,500 (in letters: four hundred eighty seven thousand five hundred euros) each as calculated above.

3.2.2	Payments on or before 31 December 2023 (“Tranche 2”)

By 31 December 2023, the Purchaser shall pay the following amounts to the Sellers:

•	Cash amount of EUR 2,450,000 (in letters: eight hundred eighty five thousand euros) will be made by wire transfer from Purchaser’s account, prorata to the Sellers’s Accounts, i.e. cash amount to be received by Seller 1 amounts EUR 1,837,500.00 (in letters: one million eight hundred thirty seven thousand and five hundred euros) and cash amount to be received by Seller 2 amounts EUR 612,500 (in letters: six hundred and twelve thousand and five hundred euros).

and

•	Such number of Purchaser’s Common Stock equal to 1,050,000 EUR (in letters: one million fifty thousand euros) in value based on the VWAP for the 5 day trading period ending on the last full trading day prior to the Closing Date. The Purchaser’s common stock will also be issued prorata to the Sellers, i.e. Purchaser’s common stock to be received by Seller 1 amounts EUR 787,500 (in letters: seven hundred eighty seven thousand five hundred euros) and Purchaser’s common stock to be received by Seller 2 amounts EUR 262,500 (in letters: two hundred sixty two thousand five hundred euros) each as calculated above.

3.2.3	Specific Indemnity of the Purchaser

Sellers hereby acknowledge that the Company has received the funds under the Veletržnica Settlement, whereas the Final Award in Veletržnica Procedure 1 has not yet been rendered.

The Parties acknowledge that as long the Final Award, which will confirm the present decision of the second instance court in Veletržnica Procedure 1, is not reached, there is a pending risk for the Company to return the funds received under Veletržnica Settlement to Veletržnica in cases of unfavourable Final Award for the Company but also before the Final Award, in the case of Supreme Court cancelling current second instance judgment in Veletržnica Procedure 1 and returning the case for a new trial before the lower instance courts.

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To that end, the Parties agree that the Sellers will provide a pledge over the Purchaser’s Common Stock once received, in favour of the Purchaser for securing the amount of EUR 1,565,000 (in letters: one million five hundred sixty five thousand euros) being the amount which corresponds to the amount received by the Company from Veletržnica under Veletržnica Procedure 1, increased for eventual costs of the Proceeding, all in case of events as described in previous paragraph of this Article.

The Parties agree that the pledge over Purchaser’s Common Stock will be constituted as follows:

•	Pledge over Purchaser’s Common Stock from Tranche 1, equal to 515,000 EUR (in letters: five hundred fifteen thousand euros); and
•	Pledge over entire Purchaser’s Common Stock from Tranche 2, equal to 1,050,000 EUR (in letters: one million fifty thousand euros).

The Parties hereby agree and acknowledge on the following main principles of the pledge over Purchaser’s Common Stock issued to the Sellers:

•	Pledge over Purchaser’s Common Stock shall serve as a security for the Purchaser in case the Company is obliged to return entire or part of the funds received under the Veletržnica Settlement increased for costs of Proceedings (if any);
•	Pledge over Purchaser’s Common Stock shall enter into force on the same day of issuance of Purchaser’s Common Stock to the Sellers at the Closing and such shares of Purchaser’s Common Stock will be held by Purchaser in escrow until the pledge over such shares of Purchaser’s Common Stock is terminated. For avoidance of doubt, the Sellers will have full voting rights over any of shares of Purchaser’s Common Stock that are pledged to Purchasers;
•	Purchaser and Sellers will on the Closing enter into a pledge and security agreement to effect the terms of the pledge, the wording of which is presented in Schedule 14 of this Agreement;
•	The pledge shall remain in force until the earlier of the following: (i) issuance of the Final Award in Veletržnica Procedure 1 fully confirming the current second instance judgment in Veletržnica Procedure 1; or (ii) expiry of 5 (five) years as of Closing without receiving the Final Award;
•	In case of Final Award in Veletržnica Procedure 1, having as a consequence the Company to reimburse all or part of the funds received under Veletržnica Settlement, the Purchaser shall be entitled to enforce the pledge and collect all amounts representing the difference between funds received under Veletržnica Settlement 1 by the Company and amounts paid to Veletržnica based on the Final Award.

3.3	Fees and taxes in connection to the Purchase Price

The Parties hereby agree on the following:

3.3.1	Cash payments

•	All payments made under this Agreement shall be made: (i) in EUR and (ii) unencumbered by any taxes, transfer fees conversion fees, banking charges or other pecuniary obligations;
•	The Sellers bear solely and in entirety all taxes that may arise for them as a result of sale of Shares (including but not limited to capital gain and personal income tax). The Sellers cannot address the Purchaser for compensation of such taxes in terms of increase of the Purchase Price or in any other manner.

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3.3.2	Payment in Purchaser’s common stock; Restrictions on Sale by Sellers.

•	The Sellers agree that if the Purchaser’s Common Stock Share Limitation Cap is reached at any time, i.e. Sellers reach 19.99% of Purchaser’s Common Stock issued to them by the Purchaser under this Transaction, the Sellers hereby irrevocably agree and acknowledge that they will not be entitled to any remaining pending additional payments and that all provisions regarding the Additional Purchase Price Payment as well as mechanism for their payment shall cease to apply once the aforesaid threshold is met. In addition to any additional restrictions on the sale or transfer of any Purchaser’s Common Stock under Applicable Law, the Sellers each agree that the maximum number of shares of Purchaser’s Common Stock that each Seller may resell will be subject to volume-based trading restrictions calculated on a daily and weekly basis as follows: (i) sales shall not occur on more than three (3) days per calendar week, (ii) sales in any one trading day shall be for a maximum number of shares of Purchaser’s Common Stock that is less than ten percent (10%) of the average daily trading volume on the prior trading day, and (iii) sale in any 5 (five) day period shall be no more than four percent (4%) of the average weekly volume (calculated by 5 (five) times the average daily volume in any business week or five consecutive trading days).
•	The Sellers bear solely and in entirety all taxes that may arise for them as a result of the issuance of Purchaser’s Common Stock to the Sellers. The Sellers cannot address the Purchaser for compensation of such taxes in terms of increase of the Purchase Price or in any other manner.

3.4	Reductions of the Purchase Price

The Parties agree that the Purchase Price may be reduced only as set out in this Agreement in the event of a Pre-Closing Breach by the Sellers (under the terms as set out in Article 7.4.1 below).

For the sake of clarity, the Parties agree that any reduction of Purchase Price in line with the paragraph above, shall be done in the following priority: (i) from the cash amount of Tranche 2, (ii) the equity portion of Tranche 2 and (iv) Additional Purchase Price Payments.

4.	security for payment of tranche 2 of the purchase price

As a security for payment of Tranche 2 to the Sellers, the Purchaser agrees to establish the pledge over 35% of shares in the Company (“Collateral”) in favor of the Sellers (the “Pledge”).

The Parties hereby agree and acknowledge on the following main principles of the Pledge:

•	Pledge shall serve as a security for payment of the Tranche 2 before or on 31 December 2023 at the latest;
•	Pledge agreement shall enter into force on the day of inscription of the Purchaser before the BRA as 100% legal owner of Shares of the Company, all in line with this Agreement;
•	Sellers are responsible for inscription and registration of the Pledge before the BRA, while the Purchaser/Company shall provide all required documents for such registration;
•	The Pledge shall remain in force until full settlement of Tranche 2;
•	Sellers shall be entitled to enforce the Pledge if the Purchaser is late with payment/settlement of the Tranche 2 for more that 15 (fifteen) Business Days.

Unless otherwise expressly approved in writing by the Sellers, for the period between the Closing Date and de-registration of the Pledge, the Purchaser shall procure or cause that:

•	granting any further security on, or otherwise encumbering, the Collateral, or creating any third-party right on the Collateral, other than pursuant to this Agreement;
•	The Company will conduct its business in accordance with all applicable legal and administrative requirement;
•	The Company will fully abide with the terms of the Reorganization Plan, and will obtain any consents/approvals or similar from the creditors, authorities, or any party involved in the implementation/monitoring/supervising of the Reorganization Plan;
•	The Company will not enter into, or commit to enter into any restructuring of any kind and will not decrease its basic capital, status change or change of form;

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The Sellers shall be entitled to enforce the Pledge in any manner foreseen by the Applicable Law, at its discretion, including:

(i)	judicial sale of the Collateral (sudska prodaja);
(ii)	extra-judicial sale of the Collateral (vansudska prodaja) at a public auction (javna prodaja putem nadmetanja); and
(iii)	extra-judicial sale of the Collateral at market price, which shall be determined by an appraisal made by one the following companies, at the discretion of the Sellers: KPMG, PricewaterhouseCoopers, Ernst & Young or Deloitte (“Big 4”). If the Sellers reasonably determined that it is not possible or practicable to determine the market price in this manner, extra-judicial sale in any other manner a reasonable seller acting with due care would determine.

If the Sellers seeks to enforce the Pledge in accordance with this Agreement and the Applicable Law of RoS, then the Purchaser shall, at its own expense, render all necessary and reasonable assistance in order to facilitate enforcement of the Pledge and/or the exercise by the Sellers of any other right they may have in relation to this Agreement. The Sellers are entitled to authorize a third party to conduct the process of sale of the Collateral, in accordance with the Applicable Law of RoS.

5.	signing day actions

5.1	Documents delivered between the Parties before Signing

Prior to the Signing, the Sellers have delivered to the Purchaser the following documents:

•	Signed waiver on usage of preemption right over the Shares issued by the Company;

Upon asserting that the Parties have fulfilled all its obligations set out in Article 5.1 of this Agreement, the Parties will on the Signing accede to the following actions:

•	Signing of this Agreement.

6.	CONDITIONS PRECEDENT TO CLOSING

6.1	General covenants regarding Conditions Precedent

The obligation of the Purchaser to complete the sale and purchase of the Shares under this Agreement is subject to fulfillment, prior to Closing, of each of the Conditions Precedent listed in Article 6.2 by the Sellers.

The Parties acknowledge that the Purchaser may, at its sole discretion, waive the obligation of the Seller to fulfill any Condition Precedent.

The Sellers shall be obliged to fulfill and shall use reasonable efforts to procure the satisfaction of the Conditions Precedent in accordance with the provisions below.

The Sellers are jointly and severally liable towards the Purchaser for fulfillment of any and all of Conditions Precedents.

6.2	Conditions Precedent

The obligation of the Purchaser to affect the Closing shall be conditional upon the fulfillment or waiver thereof by the Purchaser of the following Condition Precedent:

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6.2.1	Real estate related Conditions Precedent

a)	Real estate to be transferred from the Company to Amiga TT:

Excluded Assets as presented in Schedule 11 have been transferred from the Company to Amiga TT.

b)	Lease Agreement between Amiga TT and the Company concerning the Leased Real Estate

Leased Real Estate represents part of the Excluded Assets. Once the Leased Real Estate is transferred to Amiga TT, the Sellers will cause Amiga TT as the lessor to enter into a lease agreement(s) for the Leased Real Estate with the Company all in line with the wording of the lease agreement as set forth in Schedule 7 of this Agreement.

c)	Real estate to be transferred from Amiga TT to the Company (“Acquiring Assets”)

Acquiring Assets as presented in Schedule 12 has been transferred from Amiga TT to the Company.

d)	Related Party Loan has been settled and closed.

6.2.2	Remaining Conditions Precedent

In addition to Conditions Precedent from Article 6.2.1, obligation of the Purchaser to effect the Closing shall be conditional upon the fulfillment of the following Conditions Precedent, which all must be cumulatively met or waived by the Purchaser:

(a)	New employment agreement with the Sellers and Mr. Aleksandar Tošković are concluded in line with the Schedule 4 of this Agreement;
(b)	Transfer of employees from Amiga Belgrade to the Company as per the list set out in Schedule 3 below, under the terms existing in Amiga Belgrade as presented in Folder XXII of the Data Room;
(c)	Disposal of shares in Amiga Mont;
(d)	Related Party Loan is settled and closed;
(e)	Procurement of the statement issued by Raiffeisen Bank with the consent that the Company might replace Raiffeisen Bank as a plaintiff in Veletržnica Procedure 1, in case of continuation of such Proceeding before lower instance courts, all in accordance with the Applicable Law.
(f)	The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Signing Date and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects.
(g)	Sellers shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(h)	No Proceeding shall have been commenced against either Party, which would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(i)	All required consents shall have been received and executed counterparts thereof shall have been delivered to the Purchaser at or prior to the Closing;
(j)	From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(k)	The Sellers to procure that the Company dismisses Mr. Miroslav Tlačinac from the position of director of the Company;
(l)	Termination of the agreement between the Company and OT Invest doo, Slovenia.

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6.3	Actions regarding fulfillment of Conditions Precedent

The Parties shall co-operate in good faith for the purpose of fulfilling Conditions Precedent by the Sellers and shall (at the cost of the Sellers) provide such information or assistance as the other Party may reasonably request (including in preparing, submitting and undertaking filings, correspondence, discussions).

The Sellers shall keep Purchaser informed as to the progress towards the satisfaction of the Conditions Precedent, and each undertakes to disclose in writing to the Purchaser anything that will or may prevent any Condition Precedent from being satisfied on or before the Long Stop Date, promptly upon such matter coming to its attention.

In the event that the relevant Authority imposes any requirements with respect to fulfillment of Condition Precedent listed in Article 6.2 above, the Sellers, or if needed the Parties together, shall enter into good faith negotiations with such Authority with a view of agreeing on terms which may be reasonably satisfactory to the Purchaser.

6.4	Evidences on fulfillment of Conditions Precedent

Sellers shall deliver to the Purchaser copies of the following documents as an evidence that Conditions Precedent set forth in Article 6.2 are duly met:

(a)	Agreement between the Company and Amiga TT regarding transfer of Excluded Assets, with the proof of settlement of the purchase price for the Excluded Assets and Agreement between the Company and Amiga TT on acquisition of Acquiring Assets duly executed, as well as evidence that the Company settled full amount of the purchase price to Amiga TT as required under the relevant agreement, along with all fees and taxes (if applicable) resulting from such acquisition;
(b)	Lease agreement between Amiga TT and the Company concerning the Leased Real Estate in the wording as specified in Schedule 7;
(c)	Original Cadaster Excerpt evidencing Company’s 1/1 ownership on the Acquired Real Estate, all free of any Encumbrances, or evidencing Amiga TT ownership free of any Encumbrances with only annotation being the request for change of ownership;
(d)	Signed new employment agreements with the Sellers and Mr. Aleksandar Tošković in line with the Schedule 4 of this Agreement;
(e)	Signed employment agreements with Amiga Belgrade employees as per the list and terms as set out in Schedule 3 below.
(f)	Evidence from Serbian registry of mandatory social contributions, i.e. CROSO that all aforesaid employees from points (d) and (e) of this Article, are duly registered;
(g)	Agreement on disposal of shares in the Montenegrin company Amiga Mont d.o.o;
(h)	Evidence from Montenegrin competent registry that Amiga TT is the shareholder of Montenegrin company Amiga Mont d.o.o, Podgorica;
(i)	Signed statement from Raiffeisen Bank with the consent that the Company might replace Raiffeisen Bank as a plaintiff in Veletržnica Procedure 1, in case of continuation of such Proceeding before lower instance courts;
(j)	Proof of settlement of the Related Party Loan;
(k)	Termination letter in relation to termination of the agreement between the Company and OT Invest doo, Slovenia.
(l)	Statement from Sellers that each of the conditions set forth in Section 6.2.2(f) through 6.2.2(j) have been satisfied.

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7.	PRE-CLOSING ACTIONS

7.1	Sellers’ Pre-Closing Covenants

Unless otherwise expressly provided in this Agreement or approved in writing by the Purchaser, which approval shall not be unreasonable withheld, for the period between the Signing Date and the Closing Date, the Sellers shall procure or cause:

(i)	Company will continue to fully abide with the terms of the Reorganization Plan, and will obtain any consents/approvals or similar from the creditors, authorities, or any party involved in the implementation/monitoring/supervising of the Reorganization Plan, that may be needed in order for the Transfer to be legally effectuated;

(ii)	the Company will not enter into, or commit to enter into any restructuring of any kind and will not increase or decrease its basic capital, issue new shares, change the type, form or any right attached to the Shares or grant any rights or options or commitments in respect thereof or in any other way have changed the Company’s Foundation Act unless as required by this Agreement and will not form any subsidiary or acquire any shares/interests in any company or participate in any partnership or joint venture;

(iii)	the Company will not enter into any new employment contracts or amend any employment, management, consulting, severance or termination agreement regarding any employee or consultant of the Company, or otherwise increase the compensation of any employee or consultant of the Company, (operations necessary to meet Condition Precedents is not hereby affected), save for the employment agreements strictly envisaged in this Agreement and its Schedules;

(iv)	the Company shall not incur expenditures for capital equipment in excess of EUR 50,000 in the aggregate or EUR 10,000 for individual order;

(v)	the Company shall not enter into any new agreements that is not in the Ordinary Course of Business and where the contract value exceeds EUR 10,000 or its equivalent in another currency in the aggregate, without prior written consent from the Purchaser;

(vi)	the Company will not assign any of its rights and/or claims, save for the Related Party Loans;

(vii)	the Company will consult and cooperate with the Purchaser in relation to all material matters concerning its respective business or operations;

(viii)	the Company will not take or omit to take any action where such action or omission would cause a violation or breach of, or a default under, any contract or commitment to which the Company is a party;

(ix)	the Company will not sell, encumber or transfer or undertake to sell, encumber or transfer any material assets; provide or accept or undertake to provide or accept any loans or credits or borrowing money; provide any guarantees and/or securities in any form whatsoever;

(x)	the Company will not commence or initiate any litigation as the plaintiff; and

(xi)	The Company will file its returns with government authorities within the statutory time limits, as required under Applicable Law; and

(xii)	The Company will not adopt any material change in the accounting standards, except as contemplated or required by Applicable Law.

Notwithstanding the covenants above, the Sellers are obliged to undertake immediate operations and remedy actions in order to prevent Damage for the Company. In such a case the Sellers shall inform the Purchaser on necessity to undertake such actions and operations and will wait for the Purchaser’s approval which must be given within 3 (three) Business Days as of receipt of information by the Sellers, provided that circumstances of the case allow to wait for such approval. If due to specific circumstances prompt reaction is objectively needed in order to remove immediate threatened Damages for the Company, the Sellers shall undertake remedy actions and shall procure that the Purchaser is informed immediately and not later than 1 (one) Business Day about such actions.

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When requesting the approval from the Purchaser, the Sellers shall provide a summary of their request in English, while any other attached documents shall be in their original language.

Except with Key Employees the Purchaser undertakes that, it shall not communicate existence of this Transaction with any customers, partners, distributors, and employees of the Company before Closing unless so authorized by the Sellers or the Company, in writing.

7.2	Notice of Closing

In order to ascertain the date of Closing, the following actions will be taken: (i) the Sellers shall notify the Purchaser immediately about the fact that all the Conditions Precedent set forth in Article 6.2 above, that have not been waived by the Purchaser, are fully met; (ii) the Sellers shall attach to such notice copies of corresponding evidences set forth in Article 6.4; and (iii) the Sellers shall ask from the Purchaser to proceed with the Closing proposing the time and date for the Closing (jointly as the "Notice of Closing").

Notwithstanding the means of communication prescribed in Article 20.6 below, the Notice of Closing will be addressed by e-mail to the following addresses Desmond.Wheatley@beamforall.com, jpietsch@weintraub.com, djordje.dimic@crowe.rs, milan.adzic@crowe.rs, malisic@mmd-associates.com and klancnik@mmd-associates.com.

The Purchaser shall, upon receipt of the Notice of Closing, review received documents as to their completeness and accuracy and - provided that all Conditions Precedent are met or are waived by the Purchaser and that documents described in Article 6.4 are satisfactory to the Purchaser – the Purchaser shall proceed with Closing.

The Parties will agree on the date and time of Closing, which in any case, shall not be later than 5 (five) Business Days, as of the day when the Sellers dispatched a Notice of Closing satisfactory to the Purchaser.

The Closing shall take place at the office of the Purchaser’s legal advisors: MMD Advokati, law office, Resavska 32, Belgrade as well in the offices of the Notary either in Belgrade or Kraljevo in respect of the actions which require notarization.

7.3	Timeframe to achieve Closing and consequences of Conditions Precedent remaining unmet

In any event, the Closing shall occur at the Long Stop Date the latest, unless otherwise agreed in writing by the Parties.

Should the Closing not have occurred on or prior to the Long Stop Date as a result of actions/omissions of any of the Party i.e. (i) Sellers’ failure to complete Conditions Precedent or a Pre-closing breach by the Sellers (notably set forth in Article 7.4.1 below), for reasons that the Purchaser shall have the right to terminate this Agreement by written notice with immediate effect, or (ii) Purchaser’s failure to proceed with the Transfer (notably set forth in Article 7.4.2 below), for reasons that the Sellers shall have the right to terminate this Agreement by written notice with immediate effect; the other Party shall be entitled along the unilateral termination of this Agreement to request payment of the contractual penalty from the other Party.

The Parties hereby agree that in case any of Conditions Precedent which full execution depends on the will/discretion of Authorities or third party (this not including Amiga related parties) and that such Conditions Precedent is not reached solely to the actions/omissions of such third party, whereas the Sellers used their best efforts and completed everything necessary and possible on their side, the Parties agree that there would be no contractual penalty imposed to the Sellers.

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7.4	Pre-Closing breach occurrence

7.4.1	Pre-Closing Breach by the Sellers

The Sellers undertake to the Purchaser that they shall immediately, but not later than 1 (one) Business Day after becoming aware, notify the Purchaser in writing of any matter or issue which may arise or become known to them prior to Closing which constitutes a breach of any of the Sellers’ pre Closing covenants and/or Representations and Warranties or a breach by the Sellers of any of their obligations under this Agreement (all such called the “Pre-Closing Breach”).

If at any time after the date of this Agreement but prior to Closing any Pre-Closing Breach occurs, and if Pre-Closing Breach (individually or when aggregated together) would cause the Company and/or the Purchaser having a Liability to any third party before or following the Closing which is less than the threshold of EUR 25,000.00, then the Parties shall be obliged to proceed to Closing but the Purchaser shall have the right to be compensated for Damages in respect of such Pre-Closing Breach by having the Purchase Price adjusted accordingly what should be agreed between both Parties in form of an annex to this Agreement.

If at any time after the date of this Agreement but prior to Closing, any of the following events occurs:

a)	the Company loses ownership over any assets with the value exceeding EUR 100,000 and the Sellers did not replace these assets;
b)	any of the Key employees terminates the employment relation with the Company;
c)	Pre-Closing Breach occurs, (when aggregated together) that would cause the Sellers to have a liability to Purchaser and/or the Company before or following the Closing which equals or exceeds the threshold of EUR 100,000.

then the Parties shall: (i) discuss in good faith and agree to complete the Closing where in such case the Purchaser would be compensated by the Sellers for all Damages in respect of such breach or breaches and the Purchase Price shall be adjusted accordingly as agreed between both Parties in form of an annex to this Agreement or (ii) - in lack of the agreement between the Parties terminate the Agreement (in which case neither Party shall have a right to seek performance of Closing but shall remain with rights set forth in the Articles below).

If at any time after the date of this Agreement but prior to Closing, the Company goes into bankruptcy or winds down, or the Sellers, irrespective of full compliance of the Purchaser with provisions of this Agreement and Purchaser’s Representations and Warranties being true and correct at all the time refuse to sign and certify before the public notary the Transfer Deed - the Purchaser shall have the right to terminate this Agreement.

The Purchaser has the right to request the Sellers to pay an amount equal to EUR 100,000 (in letters: hundred thousand euros) as a contractual penalty in case of occurrence of any of the events set forth in this Article 7.4.1 that grant the right to Purchaser to terminate the Agreement. The Parties agree that should the Purchaser use the right to terminate the Agreement due to occurrence of events set forth in this Article and the Sellers would pay the amount of the contractual penalty, the Purchaser shall be prevented from seeking full Damage compensation in excess of contractual penalty. Sellers are obliged to pay the contractual penalty to the Purchaser on the account designated for such purpose by the Purchaser, within 30 (thirty) Calendar Days as of receipt by the Sellers a request for payment.

7.4.2	Pre-Closing Breach by the Purchaser

Should the Closing not have occurred on or prior to the Long Stop Date due to Purchaser’s failure to:

•         sign and certify before the public notary the Transfer Deed;

in accordance with this Agreement and the same is attributable to the Purchaser, and provided that: (i) all Conditions Precedent have been completed or waived, and (ii) there are no grounds under the Agreement entitling the Purchaser not to proceed with transferring the funds/signing the above documents, the Sellers shall have the right to terminate this Agreement by written notice with immediate effect and shall be entitled to request the Purchaser to pay an amount equal to EUR 100,000 as a contractual penalty. The Parties agree that should the Sellers use the right to terminate the Agreement due to occurrence of events set forth in this Article and the Purchaser would pay the amount of the contractual penalty, the Sellers shall be prevented from seeking full Damage compensation in excess of contractual penalty. Purchaser is obliged to pay the contractual penalty to the Sellers on the account/s designated for such purpose by the Sellers, within 30 (thirty) Calendar Days as of receipt by the Purchaser a request for payment.

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8.	CLOSING day ACTIONS

8.1	Deliveries by the Parties at Closing

Upon the terms and subject to the conditions contained herein, the Sellers shall deliver to Purchaser at the Closing Date, before execution of the Transfer Deed the original or certified copy of the following:

(i)	Documents evidencing fulfillment of Conditions Precedent, listed in Article 6.4

(ii)	Statement issued by the Sellers stating that all Sellers’ Representations and Warranties contained in this Agreement have been true and correct in all respects as of the Signing Date and as of the Closing Date and that all Pre-Closing Covenants set forth in Article 7.1 have been duly respected, save for those disclosed within the Disclosure Letter signed by both Parties;

(iii)	List of all Powers of attorney issued by the Company whatsoever for the purpose of acting on behalf of the Company in administrative, labor, tax, court and other procedures, as well as in all relations vis-à-vis third parties;

(iv)	Statements signed and certified before the public notary issued by Sellers’ spouses, granting consent for sale and purchase of Shares in line with this Agreement fully in line with the wording presented in Schedule 2 of this Agreement or appropriate proof that the Seller is not married, i.e. that the Sale Share(s) is (are) under the sole ownership of the Seller(s).

Before Execution of the Transfer Deed, the Purchaser shall deliver to the Sellers the following document:

•	A certificate from the Secretary of the Purchaser certifying that the Purchaser’s Board of Directors approved this Agreement and the transactions contemplated herein.

8.2	Execution of Transfer Related Documents

At Closing Date in order to perform the Closing the following documents shall be executed:

(i)	Parties shall sign and certify before the public notary the Transfer Deed, substantially in the form of Transfer Deed set forth in Schedule 8 to this Agreement, together with any certificates or other documents contemplated by such Transfer Deed, enabling the Transfer;

(ii)	Parties shall sign and certify before the public notary the Pledge Agreement.

(iii)	the Parties shall sign and certify their signatures before the public notary on the certificate recording (i) satisfaction of all Conditions Precedent, including any waiver of any Conditions Precedent or a part thereof, and (ii) satisfaction of all closing conditions and closing actions (the “Closing Certificate”). The draft of the Closing Certificate is provided in form and essence as Schedule 10.

8.3	Payment of Tranche 1 of the Purchase Price

Following the execution of Transfer Deed, the Purchaser shall perform the payment of Tranche 1 as follows:

•	Purchaser shall give the order for transfer of cash amount of Tranche 1 to the Sellers’ Accounts, all in line with Article 3.2.1;
•	Purchaser shall cause its transfer agent to issue electronically such number of shares of Purchaser’s Common Stock to the Sellers all in line with Article 3.2.1.

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Purchaser shall provide the documents/evidences on performed transfers of Tranche 1 to the Sellers.

9.	post closing REGISTRATION actions

The Purchaser undertake to procure that the following documents and requests in respect of the Company are submitted to the BRA by the legal advisors designated by the Purchaser, as soon as possible after the Closing Date, providing that the payment of Tranche 1 has been duly completed:

•	the change of the ownership over the Shares, as contemplated by this Agreement;

Following the inscription/registration of Purchaser as the sole legal owner of Shares before the BRA, the Sellers undertake to procure that the following documents and requests in respect of the Company are submitted to the BRA, as soon as possible after the Closing Date, and in any case within 1 (one) Business Day after the receipt of the positive decision of the BRA on inscription of Purchaser as the sole owner of the Shares:

•	the inscription/registration of Pledge over the Shares, as contemplated by this Agreement.

Seller 1 who will remain the representative of the Company post-Closing, shall be solely responsible to communicate the change of ownership over Shares with all competent authorities, registries and commercial banks, in order to fully comply with their requirements.

10.	seller 1 status in the company post closing

The Seller 1 acknowledge and accept that the essential part of the Purchaser's decision to enter into this Agreement is that the Seller 1 will remain the director of the Company (i.e. remaining duly inscribed in the BRA as the representative of the Company), in the period of 3 (three) years as of the Closing Date (“Mandate”).

In case Mandate is terminated due to Seller 1 being Bad Leaver the Seller 1 shall pay the following contractual penalties to the Company:

•	in case Seller 1 is Bad Leaver in the second year as of the Closing, whereas in case Seller 1 received the Additional Purchase Price Payment 1 prior to termination of his Mandate, the contractual penalty will be equal to the amount of Additional Purchase Price Payment 1;

•	in case Seller 1 is Bad Leaver in the third year as of the Closing whereas in case Seller 1 received the Additional Purchase Price Payment 2 prior to termination of his Mandate, the contractual penalty will be equal to Additional Purchase Price Payment 2; and

For avoidance of doubt, in case the Seller 1 is Good Leaver, Sellers will remain entitled to all payments regulated in this Agreement.

In addition, Seller 1 acknowledges and agrees that beside Seller 1 who will be the director of the Company, the Purchaser as the sole shareholder of the Company after the Transfer may appoint CEO of the Purchaser (or some other person) as the additional directors or other representatives, and that Seller 1 as the director may be limited in performing the actions exceeding the value of EUR 50,000 with the co-signature of the said persons, whereas such limitation will be inscribed before the BRA.

11.	payment of Additional purchase price to the Sellers post closing

Subject to fulfilment of Additional Purchase Price Conditions Precedent by the Sellers, in line with the terms set out in this Agreement, the Purchaser will pay sums, all in Purchaser’s Common Stock (i.e. no cash payments), subject to the Purchaser’s Common Stock Share Limitation Cap, to the Sellers, in addition to the Purchase Price.

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For avoidance of doubt all Additional Purchase Price Conditions Precedent are set separately, i.e. in case of achieving specific Additional Purchase Price Conditions Precedent, the Sellers shall be entitled to compensation linked to such condition precedent (irrespective of the fact whether the others condition precedent have been reached or not).

11.1	Additional Purchase Price Payment 1 (Operating Revenue 2024)

In case of fulfilment of Additional Purchase Price Payment Condition 1, the Sellers are eligible to receive the amount which equals to two (2) times the amount exceeding the amount specified as threshold of the Additional Purchase Price Payment 1 pro rata, reduced for any fees/taxes/charges under the Applicable Law in respect of such payment.

The Additional Purchase Price Payment 1 will be paid in Purchaser’s Common Stock, based on Purchaser’s 30-trading day VWAP calculated at the close of the market on the last full trading day prior to the end of the 2024. The Additional Purchase Price Payment 1 will be payable, as soon as possible after the filing of Purchaser’s annual report on Form 10-K with the SEC.

11.2	Additional Purchase Price payment 2 (Operating Revenue 2025)

In case of fulfilment of Additional Purchase Price Payment Condition 2, the Sellers are eligible to receive, the amount which equals to two (2) times the amount exceeding the amount specified as threshold of the Additional Purchase Price Payment 2 pro rata, reduced for any fees/taxes/charges under the Applicable Law in respect of such payment.

The Additional Purchase Price Payment 2 will be paid in Purchaser’s Common Stock, based on Purchaser’s 30-trading day VWAP calculated at the close of the market on the last full trading day prior to the end of the 2025. The Additional Purchase Price Payment 2 will be, as soon as possible after the filing of Purchaser’s annual report on Form 10-K with the SEC.

11.3	Additional Purchase Price payment 3 (Veletržnica Procedure 2 bonus)

In case of fulfilment of Additional Purchase Price Payment 3, the Sellers shall receive, Additional Purchase Price Payment 3 pro rata, reduced for any fees/taxes/charges under the Applicable Law.

The Additional Purchase Price Payment 3 shall be paid no later than 15 Calendar Days after collection of the funds from Veletržnica Procedure 2 by the Company. For avoidance of doubt, in case, that for any reason the funds from Veletržnica Procedure 2 are being paid in tranches, the Purchaser’s obligation towards the Sellers shall become due for the funds in excess of EUR 3,800,000 of principal amount received by the Company, and the same shall also be payable in tranches upon their receipt.

The Additional Purchase Price Payment 3 will be paid in Purchaser’s Common Stock, in a dollar amount based on Purchaser’s 30-trading day VWAP calculated on the last full trading day prior to the date on which the Company receives payment of the Final Award in line with Additional Purchase Price Condition 3.

11.4	Fees and taxes and main principles in connection to the Additional Purchase Price Payments

In respect of fees/taxes/charges in connection to Additional Purchase Price Payments to the Sellers, the Parties hereby agree on the following principles:

•	Additional Purchase Price Payment amounts under this Agreement are considered as gross amounts;

•	Sellers shall receive Purchaser’s Common Stock in the amount as per applicable Additional Purchase Price Payment (for which the Sellers’ have met the Additional Purchase Price Payment Condition Precedent), reduced for the amount of any fees/taxes/charges that may exist under the Applicable Law, and the same shall be borne by Sellers;

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12.	Post-Closing Veletržnica Procedure 1 and 2 and adamogradnja procedure conduct

12.1	Veletržnica Procedure 1 conduct

In the event that Veletržnica Procedure 1 continues before a lower-instance court after the decision of Supreme Court and once the Company replaces Raiffeisen bank as the plaintiff in the proceedings, Sellers shall be solely responsible for further conduct of Veletržnica Procedure 1, until the Final Award. The Sellers shall, at their sole expense, conduct and coordinate all of the actions, of any kind, which are required for protecting Company’s interests in the Veletržnica Procedure 1. That in particular includes, but not limited to, filing pleadings, attending hearings, providing evidences and indicating witnesses. The Purchaser shall cause the Company to engage and adequately authorize consultants, experts, lawyers and advisors designated by the Sellers to represent the Company in the further course of Veletržnica Procedure 1.

The Purchaser shall cause the Company to immediately deliver the Sellers a notice of receipt of any submission, order or other decree submitted or issued in the Veletržnica Procedure 1, should the same are delivered to the Company directly.

Veletržnica Procedure 1 shall be conducted at sole expense of the Sellers and the Sellers are solely responsible for settlement of all court related fees and costs until the Final Award as well as for the costs and obligations that may arise for the Company based on the Final Award. It is hereby clarified that the indemnification for which the Sellers are liable vis-à-vis the Purchaser, as aforesaid, include any payment, of any kind, that the Company shall be required to advance pursuant to the decision of the court, as well as fees of Company’s consultants, experts, lawyers and advisors. To that end, all advance costs ordered by the court and fees of law office, not paid by the Closing Date shall remain obligation of the Sellers, i.e. the Sellers are jointly and severally liable to pre-pay/advance such costs to the Company in a shorter period than ordered by the court, so to provide for adequate buffer period for the Company to ensure compliance with the court order, but in any case at least 1 (one) day before the expiry of the term for payment. If, for any reason, the same would be paid by the Company or the Purchaser (although the Company or the Purchaser shall be under no obligation to do so prior to advance payment by the Sellers), the Sellers shall be obliged to reimburse the Purchaser or Company for the amounts paid, within 5 (five) Calendar Days as of receipt of written request by the Purchaser or Company for reimbursement.

Neither the Purchaser nor the Company shall be liable towards the Sellers whatsoever should the Sellers fail to advance court costs and fees/costs of Company’s consultants, experts, lawyers and advisors in the manner and within the deadlines set forth in this Article. Neither the Purchaser nor the Company could be held liable in case Sellers’ failure to settle such fees/ costs would have some negative impact on the outcome of the Veletržnica Procedure 1 or would cause additional costs as a result of subject Sellers’ failure. To that end, should such outcome is in any way related to the Company’s failure to settle any of such advance costs and fees, the Sellers shall not have a right to invoke this argument against the Purchaser. For avoidance of doubt, the Sellers will bear all costs that may arise in any way in connection with Veletržnica Procedure 1.

12.2	Veletržnica Procedure 2 conduct

The Parties will jointly agree on the manner of protection of Company’s interests in Veletržnica Procedure 2, until the Final Award. That in particular, but not limited to, includes joint agreement on appointment of consultants, experts, lawyers and advisors of the Company for such case as well as filing pleadings, attending hearings, providing evidences and indicating witnesses. All costs of Veletržnica Procedure 2 until the Final Award shall be borne by the Company, unless otherwise stipulated in this Article.

The Purchaser shall cause the Company to immediately deliver the Sellers a notice of receipt of any submission, order or other decree submitted or issued in the Arbitration Procedure, should the same are delivered to the Company directly.

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In case at any point before Final Award, Purchaser decides not to pursue with Veletržnica Procedure 2 (including but not limited to withdrawal of the claim against Veletržnica, not to appeal on the court decision etc.), whereas the Sellers wish to pursue Veletržnica Procedure 2, the Parties agree as follows:

•	The Purchaser is obliged to inform the Sellers on its decision not to pursue with Veletržnica Procedure 2, without any delay, and the latest 10 Calendar Days before the expiry of the term for undertaking any action by the Company in the Veletržnica Procedure 2;

•	The Sellers will inform the Purchaser whether they agree with the Purchaser’s decision or not, within 2 Calendar Days as of receipt of Purchaser’s decision;

•	In case the Sellers wish to pursue with the Veletržnica Procedure 2, the Parties agree that the entire Veletržnica Procedure 2 shall be solely conducted by the Sellers, whereas the rules set out in Article 12.1 above (i.e. Veletržnica Procedure 1) shall apply mutatis mutandis.

12.3	Adamogradnja Procedure conduct

The Parties will jointly agree on the manner of protection of Company’s interests in Adamogradnja Procedure in case of continuation of previously suspended procedure. That in particular, but not limited to, includes joint agreement on appointment of consultants, experts, lawyers and advisors of the Company for such case as well as filing pleadings, attending hearings, providing evidences and indicating witnesses. All other rules set out in Article 12.1 above (i.e. Veletržnica Procedure 1) shall apply to this procedure mutatis mutandis.

Nevertheless, the Sellers acknowledge that in case that the Adamogradnja Procedure is continued and that the procedure ends up with the obligation of the Company to pay any sums to Adamogradnja on such basis, the Sellers hereby irrevocably agree to compensate the Company for any paid sums without any delay.

13.	SELLER’S POST CLOSING COVENANTs AND CONDUCT

13.1	Post-Closing covenant

Each Seller agrees that commencing upon the Closing, and for a period of three (3) years thereafter, each Seller will not, directly or indirectly, individually or jointly, solicit, or cause to be solicited, the customers of the Company and/or the Purchaser, or conduct Business similar to or in competition with the Company and/or the Purchaser on any territory where the Purchaser or its affiliates operate either directly or through partners.

Sellers recognize that the restrictions contained in, and the terms of, this Article are properly required for the adequate protection of Purchaser hereunder, and agree that if any provision in this Article is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

Each Seller represents and warrants that the provisions of this Article do not conflict with or violate any other obligation or covenant by which it is bound. The parties hereto acknowledge that Damages resulting from a breach of the covenant contained in this Article would be extremely impracticable to measure.

Accordingly, in addition to and without limiting any other remedy or right Purchaser may have, Purchaser shall have the right to an injunction or other equitable relief.

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13.2	Post-closing conduct

•	During the period of 24 (twenty-four) months after the Closing Date, upon reasonable request from the Purchaser, the Sellers shall provide their assistance and knowledge for the matters related to the Company such as Taxes, accounting, insurance, operation.

14.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

14.1	Representation and Warranties General Assumptions

The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the Sellers’ Representations and Warranties hereby given by Sellers on their own behalf and on behalf of the Company.

a)	Each Representation or Warranty is to be construed independently and except where this Agreement provides otherwise is not limited by a provision of this Agreement or by another Representation or Warranty.
b)	Sellers represent and jointly and severally warrant to the Purchaser that each of the following Sellers’ Representations and Warranties are true, accurate, complete, not misleading and unambiguous in every aspect on the Signing Date and will continue to be true, accurate, complete, not misleading and unambiguous for the period between the Signing Date and the Closing Date and on the Closing Date, unless otherwise qualified by explicit written exceptions provided in Disclosure Letter representing Schedule 1.
c)	Neither this Agreement nor any other document, statement or certificate delivered by the Sellers or the Company in connection with this Agreement, before, during or following the Due Diligence Process and the Disclosure Letter contains any false statements, facts, or conceal facts.
d)	Documents and information delivered to the Purchaser within Due Diligence Process and the Disclosure Letter, represent complete and accurate documents and information and the Sellers have not withheld any material information, which would be misleading for the Purchaser.

14.2	Authorization and capacity of the Sellers

The Sellers warrant to the Purchaser the following in connection with their own due authorization and capacity:

a)	Each Seller has full capacity to enter into and perform obligations from this Agreement and to enter into and perform the Closing and all other documents executed by the Seller which are to be delivered at Closing Date. The sale of the Shares pursuant to this Agreement, ability of the Sellers to transfer a legally valid ownership title over the Shares to the Purchaser and performance of the Sellers’ undertakings under this Agreement will not conflict with any applicable laws and regulations, or any judgments or other orders by which the Sellers are bound, or with any agreement to which the Seller is a party.
b)	There exist no participations, including but not limited to silent participations, sub-participations, or profit sharing arrangements, of any kind whatsoever in the Company and there exist no conditional obligations or binding offers concerning the creation of such participations.
c)	This Agreement and other documents that the Sellers must carry out based on, or in connection with this Agreement will, once executed, create enforceable obligations of the Sellers in accordance with the conditions contained therein.

14.3	The Shares

The Sellers warrant to the Purchaser the following in respect of the Shares:

a)	The Shares are fully paid up; there exist no obligations of additional investment in the capital, pecuniary or in-kind; There are no decisions that could lead to an increase or decrease of capital of the Company.
b)	The Sellers jointly are the sole members of the Company and each Seller is the sole lawful owner of its respective Share and has good title to the Share in percentages set forth in Article 2, with full, valid and marketable transferable legal title, free and clear of Encumbrances on, over or affecting the Share.

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c)	The Sellers have full legal right, title, authority, capacity and power to sell and transfer the Shares to the Purchaser in accordance with this Agreement (without obtaining the consent or approval of any third party), and there is no claim or proceeding concerning the title of the Sellers as to the Shares or its ability to sell the Shares; no person has made any written claim to be entitled to any right over or affecting the Shares and Sellers are not aware of any threatened claim to any such right. There exists no pecuniary fine, order, judgment, injunction/interim measure or decision of any court, administrative or regulatory body or other governmental body in connection with the Shares and ownership of the Sellers over the Shares.
d)	The Shares have been validly issued in compliance with all relevant provisions of the Foundation Act of the Company and Applicable Law.
e)	The Shares are free from any judicial procedures and Encumbrances (and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares).
f)	The sale of the Shares to the Purchaser and the execution and performance of this Agreement shall not affect the legal situation of the Company and shall not result in: (i) a violation of any Applicable Law or order or a breach, early termination, significant variation of agreements concluded or obligations undertaken by the Company, and (ii) any obligation to pay a bonus or indemnity to any of the managing directors or other corporate officers of the Company.
g)	No third party (including but not limited to former shareholders of the Company) has any rights, options or similar in respect of the Shares based on which third parties would be able to require any compensation and/or pledge of any Shares, conversion or otherwise, or any part of the Shares.
h)	The Transfer does not in any way jeopardize the performance and obligations of the Company under Reorganization Plan and no consent/approval or similar actions is needed by any creditors of the Company and/or bodies involved in adoption/execution/supervision/implementation of Reorganization Plan or if such consent/approval or similar actions is needed, the Company has obtained the same prior to signing of this Agreement;
i)	The Transfer does not have to be communicated to any third party that the Company has agreement with.

14.4	The Company

The Sellers warrant to the Purchaser the following in connection with the Company:

a)	The Company is a legal entity duly established as a limited liability company and validly existing under the Applicable Law.
b)	The Company is not subject of any liquidation procedure or bankruptcy proceeding and its accounts are not blocked, and the Sellers have no knowledge on threat of any of the aforesaid. No session of the General Assembly has been convoked with the purpose of proposing of adoption of any decision, no decision has been adopted, no request or order has been filed for liquidation, winding-up or closure of the Company and there are no circumstances based on which any of the above measures may be taken under the Applicable Law. The Company is not in a state of insolvency or has suspended the payments or any claims or debts.
c)	All decisions of the General Assembly are properly rendered and Applicable Law was at all times respected, including but not limited to decisions of the General Assembly concerning legal affairs and loans extended to the companies owned by the Sellers and concerning disposal with assets of significant value.
d)	At Closing the Company will not have any subsidiaries in country or abroad.
e)	The documentation of the Company with respect to the last 3 (three) years is fully available in the premises of the Company, valid, up to date while the tax documentation of the Company with respect to the last 5 (five) years is fully available in the premises of the Company, valid, up to date and complete of all matters required to be dealt with in such books and documents.The corporate bodies of the Company operate in a regular fashion, and all corporate decisions have been taken in accordance with the Applicable Law or internal rules applicable to the Company.
f)	The managing directors and/or commercial proxy engaged by the Company in the past 3 (three) years do not have any claims against the Company.
g)	The bank accounts of the Company are not included or are participating accounts in any cash-pool system.
h)	The Company is not party to any derivative transaction.
i)	The Company is not subject to any active arrangement or repayment of any subsidy from any public authority.
j)	The Company has not lent any money, which has not been repaid to it or settled, and does not own the benefit of any debt.

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14.5	Reorganization Plan

The Sellers warrant to the Purchaser the following in connection with the Reorganization Plan:

a)	The Company is under the Reorganization Plan and the Company has been at all times fully abiding with the Reorganization Plan;
b)	There are no due debts towards any creditors as per the Reorganization Plan which have not been settled in terms as specified in the Reorganization Plan;
c)	There are no due debts towards the entities in charge of implementation/supervision/monitoring of the Reorganization Plan which have not been settled in terms as specified in the Reorganization Plan;
d)	All payments, as of the adoption of the Reorganization Plan until the Signing Date made to any creditors or bodies involved in adoption/execution/supervision/implementation of the Reorganization Plan or any other third parties have been fully done in line with the Reorganization Plan and no party has been put in more favorable position in comparison to other parties in settlement of the due obligations under the Reorganization Plan;
e)	None of the actions of the Sellers nor the Purchaser that are to be performed in order to implement and execute and perform their rights and obligations from this Agreement, any Schedule to this Agreement, or any other agreement/document/action to be taken in connection and for the purpose of this Agreement including but not limited to any post-closing actions, shall not represent a breach of the Reorganization Plan;
f)	No prior or post notification/consent/approval or any other action is needed by any creditors of the Company and/or bodies involved in adoption/execution/supervision/implementation of Reorganization Plan or if such consent/approval or similar actions is or will be needed, the Company has or will obtain the same;

14.6	Regulatory matters

The Sellers warrant to the Purchaser the following in connection with the regulatory matters:

a)	The Company possesses all necessary licenses, permits and authorizations to carry on its Business in accordance with Applicable Law. The Company does and has conducted its Business in compliance with Applicable Law related to its activity and its business, respectively, and has run its activities on the Ordinary Course of Business.
b)	The Company has complied with all regulatory rules and applicable legislations, at all times during its operations and does not act contrary to the conditions contained in issued licenses, permits and authorizations and is not informed, nor has any knowledge about the grounds which may lead to any withdrawal, cancellation, amendment or revision of such licenses, permits and authorizations or conditions contained therein. There are no facts or circumstances that could lead to such withdrawal, amendment or revision.
c)	There are no minutes or decisions issued by the Authorities (inspections, directorates and similar), which are received by the Company, regarding regulatory noncompliance of the Company with applicable legislations that have not been remedied or which imposed conditions have not been fulfilled.

14.7	Taxes and contributions

The Sellers warrant to the Purchaser the following in connection with Tax and contributions:

a)	During last 5 (five) years the Company has duly and timely filed to tax and other Authorities all Tax and other returns, reports and statements relating to the payment of Taxes and contributions by the Company. Those filed Tax and other application, reports and statements are true, accurate and complete.
b)	The Company has fully paid i.e. calculated where needed (withholding tax) timely and completely, all Taxes and contributions as well as fines, in accordance with the Applicable Law.
c)	There are no outstanding or threatening proceedings or inspections against the Company relating to payment of Taxes and contributions, interests thereof or pecuniary fines.

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d)	The Company is not subject to any special regime regarding taxes and contributions, nor has the Company entered into agreement, decision or settlement with the competent authorities regarding the taxes, contributions or penalties.
e)	In all Tax audits and/or inspections, and/or internal-external audits and/or accounting audits, if performed, during last 5 (five) years all the facts are, to the Sellers’ best knowledge, fully disclosed to the tax inspectors and/or auditors and/or accountants; the Company has not, within the past 12 (twelve) months, been subject to or is currently subject to any investigation, audit or visit by any Tax Authority that might result in the imposition of a penalty; the Company is not involved in any dispute in relation to Taxes with any tax Authority; the Company is not treated for any taxation purpose as resident in a country other than the RoS; and
f)	All transactions concluded by the Company and the Sellers or third parties were made on a market standard basis. There are no circumstances that could lead to or authorize any tax body to make any changes for tax purposes, of conditions under which such transaction was treated at the time of undertaking.

14.8	Financial Reports

The Sellers warrant to the Purchaser the following in connection with financial reports for the Years 2020, 2021 and 2022:

a)	All financial statements were prepared in line with accounting standards applicable in the RoS, with all applicable statutory and regulatory requirements in force at the time of their preparation and adoption and the same provide such insight that allows reasonable estimate of the assets, obligations and results of the Company, and as far as the nature of these financial statements allows, solvency and liquidity.
b)	All financial statements accurately, fully, clearly and comprehensively reflect: (i) net assets of the Company and the composition of such assets and obligations of the Company on the day of their preparation and (ii) the results of operations.
c)	There are no obligations that are not recorded in the financial statements and the Company has no hidden or unpublished obligations (including but not limited to, the responsibility towards suppliers or employees, necessary reservations for guarantees, etc.) nor Sellers made future commitments that are important for the future financial performance of the Company.
d)	Inventory and capital of the Company are entirely usable, of acceptable quality and suitable for usage in the Ordinary Course of Business. All inventories as specified in folder II_12 of the Data Room (“Inventory") are owned by the Company, free from the Encumbrances, in the possession of the Company and have no flaws and errors.
e)	The Company has no financial obligations vis-à-vis either Sellers or representatives of the Company, or any former shareholder of the Company, which are not sufficiently provisioned in the accounts of the Company.
f)	In the period after publishing last financial statements, the Company has run its operations prudently and in the manner consistent with current practice, and in such period no material capital expenditures or obligations have been agreed, save for the ones in Ordinary Course of Business.

14.9	Property of the Company

The Sellers warrant to the Purchaser the following in connection with the property of the Company:

a)	All of the properties and assets as specified in folder II_12 of the Data Room (“Properties”) relating to, or used in connection with, the Business are owned or leased by the Company and not by any other person.
b)	The Company has good and marketable title to all its assets, in each case subject to no Encumbrances or other restriction of any kind or character. The fixed assets and all tangible personal property owned by the Company are, in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used.
c)	There is no real estate which is not in the ownership of the Company (i.e. over which the Company is not inscribed as the owner in the competent Cadastre Registry), that the Company is using in its operations.
d)	Real estates used by the Company have all necessary permits and approvals for their regular use and there has not been adopted or threatened to be adopted any order, judgment, injunction or decision of any Authority.

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14.10	Employees of the Company

The Sellers warrant to the Purchaser the following in connection with the employees of the Company:

a)	No present (the list of present employees as specified in folder _XI.1 of the Data Room or former employee of the Company has any claim against the Company that has not been satisfied so far, due to termination of employment or damage incurred by injury on work, occupational illness or disrespect of the rule on guaranteed equal salary from Article 104 of the Labor Law or other reasons, save for the Proceedings as listed in Schedule 13. All employees who left the Company are fully compensated for the remainder of their annual leave or any other entitlement arising from the fact of termination of employment, in line with Applicable Law.
b)	All salaries, compensations, Taxes and contributions and similar payments are entirely and timely paid.
c)	The Company has not established any rights to employees to additional compensation. Furthermore, any severance or other social benefits granted under the Applicable Law have been fully paid.
d)	During the course of the calendar year 2023 there have been no material increases in the total gross salaries or any other benefits (whether implemented or contracted for future period and years) of the employees of the Company, nor decrease of total number of employees of more than 5%;
e)	The Company is not a signatory to any collective agreement or a member of any employers’ union that would be a signatory to a collective agreement.
f)	There are no former employees who would be authorized to re-employment on the basis of agreement or court decision.
g)	The Company acts in accordance with the Applicable Law in the field of occupational health and safety, salaries, working hours, compensation for overtime work, benefits and all other matters in the field of labor relations.
h)	Mandatory records on overtime work are duly kept in line with the Applicable Law.
i)	during the course of the calendar year 2023 no employment contract was terminated due to employee’s refusal to accept an annex to the employment contract in terms of changes to the deadlines of payment of salaries and other incomes of the employee, being the grounds stated in the Company’s Employment Rulebook.
The Company did not implement any formal or informal redistribution of working hours in terms of Article 57 of the Labor Law during 2020, 2021, 2022 and 2023.
The Company did not dismiss any employee due to redundancy reasons during the course of the calendar year 2023.
j)	Neither the execution of this Agreement or any other Transaction Document nor Closing will trigger any entitlement to damage compensation or receipt of any specific payment to directors nor to employees of the Company save for the ones contained in this Agreement including its Schedules.
k)	The Company did not establish any bonus scheme for its directors or employees, save for the ones contained in this Agreement including its Schedules.

14.11	Contracts

The Sellers warrant to the Purchaser the following in connection with the active contracts:

a)	The Company is not a party to any contracts with a value greater than EUR 50,000.00 (in letters: fifty thousand euros) or its equivalent in another currency nor to any agreements that are for a period of more than 1 year and with a cumulative value above EUR 50,000.00 (in letters: fifty thousand euros) or its equivalent in another currency (“Material Contract”).
b)	The Company is not a party to any loan agreement or similar financial arrangement nor any lease or similar arrangements.
c)	The Company is not informed on breach of any of the Material Contracts to which the Company is a party.
d)	None of the Material Contracts to which the Company is a party, contain change of control clause, nor does it establish the obligation of reporting to the other contractual party on change of ownership in the Company.

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e)	The Material Contracts of the Company, which are treated by the Company as terminated or ceased to be valid prior to the Signing Date, have actually been duly terminated or ceased to exist, and neither the Company nor the other contractual party has claimed, nor there is knowledge that may be claimed, any compensation or other request on the basis of termination or cessation of validity of the contract.
f)	The Company does not breach any Material Contract, which would lead to termination of such contract or imposing penalties to the Company, and there have been no notices, warnings or similar, received by the Company in writing of any breach of contract, and there is no notice on termination related to any of the Company’s contracts.
g)	There are no due obligations, contracts or agreements (of any kind) between the Company and the Sellers and/or their related parties.

14.12	Promissory Notes and Securities

The Sellers warrant to the Purchaser the following in connection with the Promissory Notes and Securities:

a)	Schedule 5 contains an accurate and complete list of all promissory notes to which the Company is a party, together with the details from the underlying agreements containing information on the counterparty to whom the notes have been issued, value of the security and expiration date. Other than those promissory notes the Company has not issued or committed to issue any other promissory notes, either as a principal debtor or guarantor.
b)	The Company has not issued or assumed any sureties, guarantees or similar obligations to secure any liabilities of its obligations or obligations of third parties.

14.13	Liabilities

a)	The Company has no outstanding claims, liabilities or indebtedness, contingent nor otherwise, which were not disclosed to Purchaser and are not properly recorded in the financial records of the Company.
b)	During last 2 (two) years, the Company has not received notice on any violation of laws, decrees or regulations, and the Company does not violate any order, judgment, decision, interim measure or regulation of any court, state or regulatory body or arbitrator applicable to the Company or to any of its assets or activity.
c)	The Company has not received any notice regarding on-going proceedings, lawsuits, investigations or hearings in connection with any alleged violation of laws, rules or regulations by the Company.

14.14	Proceedings

The Sellers warrant to the Purchaser the following in connection with the Proceedings:

a)	Except the Proceedings listed in Schedule 13 to this Agreement, there are no Proceedings pending or threatened against or affecting the Company or any of its respective properties or rights and the Sellers do not know of any facts or circumstances, which would provide a valid basis for any such action, proceeding or investigation;
b)	All officers, consultants, specialists in any field or any third party whatsoever engaged in any Proceedings where the Company is a party, are duly paid for the services rendered until the Signing, and there are no due amounts to any of these on the basis of Proceedings;
c)	There are no arrangements with law offices, consultants, specialists in any field or any third party whatsoever, which contain a success fee or some other special bonus payment arrangements depending of the outcome of any disputes where the Company is a party, except in the following disputes where the Company is the plaintiff (i) receivables from the bankruptcy proceeding of Minel-Elektromreža AD and (ii) case against FK Sloboda Užice.

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14.15	Intellectual Property rights and rights to persons image

The Sellers warrant to the Purchaser the following in connection with the Intellectual Property:

a)	The Company has the right to use all Intellectual Property it is using, and had at the relevant time the right to use all Intellectual Property it has used in the past.
b)	The Company is not infringing Intellectual Property rights of any third party. No claim of infringement or misappropriation of Intellectual Property is pending or, to the knowledge of the Company and the Sellers, threatened to be made against the Company, and the Company has not been notified by any other person or entity that it is infringing or misappropriating any Intellectual Property of such other person or entity.

14.16	Insurance policies

The Sellers warrant to the Purchaser the following in connection with the insurance policies:

a)	The Company has one active insurance policies as follows:

•	personal accident insurance for employees, with indefinite duration, with insured sum of RSD 510,000 per employee depending on the type of injury.

14.17	Data protection

The Sellers warrant to the Purchaser the following in connection with the data protection:

•	that the Company complies with legislation that govern the collection, use, processing, disclosure and protection of personal data, and that the Company has in place and operates a system of internal controls that are reasonably designed to ensure compliance by the Company with the applicable data protection legislation. The Sellers warrant to the Purchaser that the Company is no subject to data subject’s claim, active or threatening, in regards to breach of personal data rights, nor subject to any legal procedure that relates to investigation of potential liability of the Company for disrespect of the applicable personal data protection legislation.

14.18	On acquisition of Purchaser’s Common Stock.

With respect to the issuance of Purchaser’s Common Stock, each Seller hereby represents and warrants to the Purchaser as follows:

•	Sellers are acquiring Purchaser’s Common Stock for investment solely for such Sellers’ account and not with a view to or for sale in connection with any distribution thereof in violation of the USA securities laws, applicable state or foreign securities laws or this Agreement;
•	Sellers have had an opportunity to consult with counsel and other advisors before committing to acquire the Purchaser’s Common Stock;
•	Sellers understand that they must bear the economic risk of the purchase of Purchaser’s Common Stock for an indefinite period of time because, except as provided in this Agreement, (A) Purchaser’s issuance of Purchaser’s Common Stock to Sellers will not be registered under the USA Securities Act of 1933, as amended (the “Securities Act”), and applicable state or foreign securities laws in reliance on Seller’s representations, (B) Purchaser’s Common Stock may not be sold, transferred, pledged or otherwise disposed of without an opinion of counsel, if requested by Purchaser, satisfactory to Purchaser, that registration under the Securities Act or any applicable state or foreign securities laws is not required, (C) Purchaser has no obligation to register the issuance or resale of Purchaser’s Common Stock (or perfect any exemption) nor has it agreed to do so in the future, (D) the exemption provided in Rule 144 under the Securities Act is not presently available for the resale of any of Purchaser’s Common Stock and may not be available in the future with respect to any proposed transfer of Purchaser’s Common Stock, and (E) Purchaser is not under any obligation to perfect any exemption for the resale of any of Purchaser’s Common Stock.

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•	Sellers can properly evaluate the merits and risks of an investment in Purchaser’s Common Stock and can protect Sellers’ own interests in this regard, whether by reason of Sellers’ own business and financial expertise, the business and financial expertise of professional advisors unaffiliated with Purchaser with whom Sellers have consulted, or Sellers’ preexisting business or personal relationship with Purchaser or any of its officers, directors or controlling persons;
•	Sellers have had an opportunity to ask questions and receive answers concerning the capitalization of Purchaser and the business, financial condition and operations of Purchaser, and have had full access to such other information concerning Purchaser as Sellers have requested;
•	Sellers realize that the acquisition of Purchaser’s Common Stock involves a high degree of risk, and that Purchaser’s future prospects are uncertain. Sellers are able to hold Purchaser’s Common Stock indefinitely if required, and are able to bear the loss of their entire investment in Purchaser’s Common Stock. Sellers have had an opportunity to review such documents and information as Sellers have requested, to Sellers’ satisfaction. Sellers understand the speculative nature of and risks involved in the proposed investment in Purchaser;
•	The Sellers bear solely and in entirety all taxes that may arise for them as a result of issuance of Purchaser’s Common Stock (including but not limited to capital gain and personal income tax) to Sellers;
•	Each Seller agrees and acknowledges that each Seller may be required to file certain public filings with the SEC to disclose its ownership interests, and accordingly fulfilment of this obligation is only on the side of the Sellers. Each Seller agrees to timely file any such reports with the SEC as required by Applicable Law;
•	Seller agrees and acknowledges the Purchaser’s Common Stock Share Limitation Cap, i.e. that the maximum aggregate amount of shares of Purchasers Common Stock that Purchaser will issue to Sellers for the Purchase Price and any Additional Purchase Price Payment will not exceed 19.99% of the issued and outstanding number of shares of Purchaser’s Common Stock on the Signing Date;
•	Each Seller agrees and acknowledges that in no event and under no circumstances will sellers receive any cash consideration under this agreement in the event the Purchaser’s Common Stock Share Limitation Cap is reached for any reason.

14.19	Full Disclosure

The Sellers warrant to the Purchaser the following:

•	No representation or warranty by the Sellers in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

15.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that on the Signing Date the following statements are and will continue to be true and accurate for the period between the Signing Date and the Closing Date and on the Closing Date:

a)	Organization and Good Standing: The Purchaser is a legal entity duly organized and validly existing under the laws and regulations of the State of California, USA.
b)	Authority and Valid Obligations: The Purchaser has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized and executed by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser.
c)	No Conflict: The purchase of the Shares by the Purchaser, its ownership on the Shares and the performance of the Purchaser's undertakings in this Agreement will not conflict with any applicable laws and regulations, or any judgments or other orders by which the Purchaser is bound, nor with the relevant Purchaser’s organizational documents or with any agreement which the Purchaser is a party to.

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d)	No Proceedings: The Purchaser is not aware of any acts that have been taken or any proceedings which might affect the legality, validity or enforceability of this Agreement with respect to the Purchaser or its ability to satisfy its obligations hereunder, and no such actions are pending.
e)	Authorizations: Except as explicitly contemplated by the terms of this Agreement, all authorizations and consents of, and filings with, national or international competent bodies which are required to be obtained or made in order that the Purchaser is authorized to enter into and perform this Agreement and to acquire and own the Shares, have been obtained or made.
f)	Availability of Funds: The necessary funds for paying the Purchase Price in line with terms and conditions of this Agreement are available or firmly committed to the Purchaser.
g)	No Claims: The Purchaser and its advisors are not aware of any Indemnifiable Event or any fact or circumstance on the Signing Date and Closing Date that could allow the Purchaser to institute Proceedings against the Sellers for the breach of this Agreement or Sellers’ Representations and Warranties, save for the ones listed in the Disclosure Letter representing Schedule 1 of this Agreement.
h)	Merger: The Purchaser confirms that the Transaction envisaged under this Agreement does not have to be reported to antitrust Authorities.
i)	New Foundation Act in case the Pledge is enforced: The new Foundation Act of the Company shall contain 66% majority voting right for any decision of the Shareholders Assembly on: bankruptcy, liquidation, capital decrease, dilution as well as change of the Foundation Act without anonymous vote of all shareholders.
j)	Excluded Assets: In case any part of the Excluded Assets cannot be transferred before the Closing, the Purchaser warrants that it will procure that the Company makes all required decisions and will take all required acts to perform such transfer once this is legally possible.

16.	POST-CLOSING - INDEMNIFICATION, COMPENSATION OF DAMAGE, THIRD PARTY CLAIMS

16.1	General

The Sellers shall indemnify, defend and hold harmless the Company and/or the Purchaser, its officers, directors and agents, and each of their affiliates, employees and agents (“Indemnified Parties”) from any Damage arising out of or relating to any Indemnifiable Event, including without limitation any and all known or unknown, current and future claims, liabilities or Damages incurred by the Indemnified Parties resulting from any activity of the Company or Sellers prior to the Closing Date, and/or any breach or inaccuracy of any Sellers’ Representations and Warranties contained herein or the failure to perform any covenant made by the Sellers hereunder after the Closing Date.

The claims pertaining to matters set out in this Article shall be referred to as the “Claims” and each a “Claim”.

The Parties agree that the legal successor of the Purchaser in case of merger, division, transfer of assets or transfer of receivables of any kind will have the same rights and limits for compensation of Damage stipulated under this Agreement.

The Sellers are jointly and severally liable towards the Purchaser for any and all compensations of Damage pursuant to this Article.

16.2	Conduct with any Damage Claim

Promptly after the Company, Purchaser or the Sellers, as the case may be, becomes aware of a Damage having actually occurred or any matter, fact or circumstance, which is likely to give rise to a Claim, the Indemnified Party shall give written notice (“Claim Notice”) to the Sellers with respect to such Claim.

The Claim Notice shall:

a)	be given without delay, but in any case within 10 (ten) days after the Indemnified Party has obtained knowledge of the relevant facts, events and circumstances that are likely to give rise to a Claim for which the Sellers may be liable (or when an action is required from the Indemnified Party before a certain date subject to the Indemnified Party’s forfeiting its rights, no later than 5 (five) Business Days prior to such date, provided that the Indemnified Party became aware of the relevant circumstance at least 10 (ten) Business Day prior to such date); and

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b)	specify in reasonable detail:
-	the matter which gives rise to the Claim;
-	the legal basis of the Claim together with all available evidence of potential, incurred or sustained Damage necessary to demonstrate the soundness thereof (if possible, such evidence should also be attached to the Claim Notice); and
-	the amount of Damages for which the Indemnified Party requests payment.

If the Indemnifying Party rejects or questions the amount of Claim the Parties shall settle such matter in accordance with Article 19.

The payment of any sum due by the Sellers to the Indemnified Party for any Claim shall be made within 10 (ten) Business Days of: (i) the date of the Claim Notice requesting the payment of such sum; or (ii) if the Sellers have objected in writing to the claim set forth in the Claim Notice within 10 (ten) Business Days following the receipt of the corresponding Claim Notice, the date on which the amount of the Damages payable by the Sellers shall have been determined pursuant to either an amicable settlement between the Parties or Final Award of the arbitration in accordance with Article 19.

16.3	Third Party Claims

If, following the Closing Date, the Indemnified Party becomes aware of any third party claim (including claims of Authorities) that might lead to a Claim being made as a result of any activity of the Company or Sellers prior to the Closing Date (a “Third Party Claim”):

a)	the Indemnified Party shall not make any admission of liability, settlement or compromise and shall notify the Sellers of the Third Party Claim within 10 (ten) Business Days of the Indemnified Party becoming aware of such Third Party Claim (or when an action is required from the Indemnified Party before a certain date subject to the Indemnified Party’s forfeiting its rights, no later than 5 (five) Business Days prior to such date) (the “Indemnified Party Notice”). The Indemnified Party Notice shall be treated as a Claim Notice and shall include all of the information set out in Article 16.2 above);
b)	within 5 (five) Business Days following the receipt of the Indemnified Party Notice, the Sellers shall inform the Indemnified Party whether it wishes to have its own counsel in defense of any such action or proceeding (at its own cost);
c)	if the Sellers notify the Indemnified Party of its intention not to conduct the defence of the Third Party Claim, or if they fail to reply to the Indemnified Party Notice within the time limit set out in subsection (b) above, the Indemnified Party shall conduct the defence of such Third Party Claim on its own and at its own expense. In such a case, the Indemnified Party shall be free to take any action, which it may deem necessary in order to defend the interests of the Indemnified Party, including the right to make settlement or accept the entire Third Party Claim, without any right of the Sellers to challenge such act of the Indemnified Party;
d)	if the Sellers notify the Indemnified Party of their intention to conduct the defense of the Third Party Claim, the Sellers shall retain a counsel at its own expense to defend the interests of the Indemnified Party. At the Seller’s request, Purchaser shall present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with Sellers and the counsel appointed by the Seller(s). The Purchaser shall provide the Seller(s) with all information or documents in relation to said Third Party Claim that the Seller(s) may reasonably request. The Sellers shall consult with the Indemnified Party about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Indemnified Party. The Sellers shall not enter into any settlement, compromise, consent to the entry of any judgment or withdraw from any pending or threatened proceeding without having obtained the prior written consent of the Indemnified Party, such prior written consent not to be unreasonably withheld or delayed; in this respect, if the Sellers requests to settle a given Third Party Claim and the Indemnified Party refuses such settlement or otherwise does not enter into the proposed settlement agreement, the Sellers shall not be liable under this with respect to the portion of the Damages resulting from the relevant Third Party Claim which exceeds the settlement amount provided for in the settlement agreement proposed by the Sellers.
e)	For avoidance of any doubt the Sellers’ shall only be responsible to Purchaser for the actual and not for contigent liabilities.

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16.4	Sellers’ Liability

(i)	The Sellers warrant to the Buyer that the Sellers’ Representations and Warranties are true and accurate as at the date of this Agreement (i.e. Signing Date) and that shall remain true and accurate at the Closing Date.
(ii)	The Sellers shall not and shall procure that the Company does not or omit to do anything which would result in any of the Sellers’ Representations and Warranties being breached or misleading at any time from the time that such Sellers’ Representations and Warranties are given up to and including the Closing Date.

The effect of any of the disclosures made in the Disclosure Letter representing Schedule 1, if such is served and signed by both Parties, is limited only to particular Representation and Warranties against which are explicitly made and it may not be construed to qualify the Representation and Warranties as a whole.

16.5	Liability Amount

The Sellers shall not be liable for any Claim under this Agreement unless the aggregate amount of all Claims exceeds EUR 30,000 (the "Basket Amount"). For the avoidance of doubt, the Sellers shall always be liable for the full amount, from the first Euro of any and all Damages and not only for the difference between the Basket Amount on one side and Damages.

Except in the case of fraud, where no cap amount shall apply, the maximum aggregate liability of the Sellers shall not exceed an amount equal to 100 % of the total Purchase Price ("Cap Amount").

16.6	Liability Period

Liability period shall be as follows:

•	Liability period for breach of Fundamental Warranties and Tax Warranties shall terminate 5 (five) years after the Closing Date.
•	Liability period for breach of Business Warranties shall terminate 2 (two) years after the Closing Date.

16.7	Purchaser action

The Sellers shall not be liable in respect of a Claim to the extent that the matter giving rise to it results from:

(i)	any act done or omitted to be done in accordance with the terms of this Agreement or otherwise at the written request of the Purchaser; or
(ii)	any act done or omitted to be done on or after Closing with the written approval of the Purchaser;
(iii)	any breach by the Purchaser of its material obligations under this Agreement.

16.8	Changes in law and regulation

The Sellers shall not be liable in respect of any to the extent that the matter giving rise to it results from:

(i)	any act, event, or omission resulting from any change, after the Closing, in Applicable Law; or
(ii)	the enactment, amendment, or change in the generally accepted interpretation or application, of any law, rule or regulation, or any change in the practice of any governmental, regulatory or other body (including a Tax Authority) after the Closing (whether or not having retrospective effect) or the imposition of any Tax not in force on the Closing or any change, after the Closing, in the rates of Taxation.

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16.9	Payment of Claims

Any and all amounts payable by Sellers to the Purchaser pursuant to this Article shall be settled as follows:

•	In case any payments are due and to be made between the Closing Date and the date of payment of Tranche 2 of the Purchase Price, the amount of the cash payment of Tranche 2 of the Purchase Price shall be reduced for the amount of any such payment. In case the cash payment of Tranche 2 of the Purchase Price is not sufficient to fully set off the payment due by the Sellers, the remainder of the amount due by the Sellers shall be deducted from the amount of the Conditional Purchase Price and afterward (if needed) from the amount of any Additional Purchase Price Payment to the Sellers.;

•	In case any payments are due and to be made after the payment of Tranche 2 of the Purchase Price, the Purchaser at its sole discretion may either (i) request their payment from the Sellers or (ii) set off part or entire amount of payment due by the Sellers with the amount of Additional Purchase Price to be paid to the Sellers in line with Article 11 of this Agreement;

•	Any and all amounts payable by the Sellers in cash (i.e. not by set off as explained in points above) to the Purchaser shall be made in EUR or, if mandatory under Applicable Law, in RSD (at Middle Exchange Rate).

16.10	Waiver

Each of the Sellers waives any and all claims it may have against the Company, the Company’s management and the Company’s employees and confirms that no such claims or any grounds for any such claims exist.

17.	TERMINATION

17.1	Termination before Closing Date

If the Closing does not occur by the Long Stop Date, each Party shall have the right to terminate this Agreement by written notice with immediate effect, provided however, that no Party may terminate this Agreement pursuant to this Article if the Closing has not occurred due to the failure of that Party to perform any of its own respective obligations, covenants, Representation and Warranties in this Agreement.

For the sake of clarity, the Purchaser shall have the right to terminate this Agreement: in cases listed in Article 7.4.1 of this Agreement and in case of non/fulfillment of Conditions Precedent by the Sellers (Article 6.3 and others) and the Sellers shall have the right to terminate this Agreement in cases listed in Article 7.4.2 of this Agreement.

18.	ASSIGNMENT

No Party shall assign any of its rights and obligations under this Agreement without the prior written consent of the other Party, save in case of assignment by the Purchaser to any of its subsidiaries or affiliates but only upon payment of the Purchase Price.

19.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and interpreted in accordance with the Applicable Law.

Parties agree that agreement on Applicable Law shall be construed as a direct reference to that national substantive law and not to the national conflict-of-laws rules.

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All disputes or claims arising out of or in connection with this Agreement, including disputes relating to its validity, breach, termination or nullity, shall be finally settled by the binding arbitration in San Diego, California, under the Commercial Arbitration Rules of the American Arbitration Association. If the Parties cannot agree on a single arbitrator, then each Party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator. The parties shall each pay one-half of the costs of the arbitrators. The arbitration shall be resolved as soon as reasonably possible.

By agreeing to the Commercial Arbitration Rules of the American Arbitration Association, the Parties undertake to comply with the terms of the arbitral award. Arbitration shall take place in San Diego, California, USA, and language of arbitration shall be English.

20.	MISCELLANEOUS

20.1	Confidentiality

The Parties undertake to keep all information obtained in the course of the Due Diligence Process and in any negotiations, discussions and communications prior to or after Closing (including the existence of and the provisions of this Agreement and any other agreement contemplated hereunder) in strict confidence, and further undertake not to disclose any such information to third parties for a period of 5 (five) years after the Closing Date or termination of the Agreement, except if such disclosure is: (i) in compliance with any mandatory requirement of Applicable Law; (ii) in response to a mandatory requirement of any applicable regulatory authority to which any Party is subject where such requirement has the force of law; (iii) in order to obtain tax or other clearances or consents from the relevant tax or regulatory authorities; (iv) where disclosure is made to the employees, directors, agents, consultants and professional advisers of a Party provided that such Party shall be liable for any breach of this Article by any such person; or (v) is stipulated herein.

In the event that a Party hereto is at any time requested or required (by oral questions, interrogations, request for information or documents, subpoena or similar process) to disclose any information supplied to it in connection with this Agreement or intended Transfer to anyone other than professionals, advisors and potential financing sources and their attorneys, such party agrees to provide the other Party prompt notice of such request so that an appropriate protective order may be sought and/or such other Party may waive the first Party’s compliance with the terms of this paragraph.

It is understood and agreed that the above confidentiality undertaking shall not restrict the Purchaser from using information obtained on the Company's business in the course of operating the Company's business following the Closing Date. Any communications between the Company and its clients in respect of the change in the shareholding of the Company shall be under control of the Purchaser.

As soon as practical after the Transfer, the Parties shall inform the public in an appropriate manner and as mutually agreed upon. Thereafter, any public announcements or press releases issued in connection with the Transfer contemplated by this Agreement shall only be published after the Purchaser and Sellers will have agreed on the contents of such public announcements or press releases.

20.2	This Agreement, effect of Closing and Severability

Nothing in this Agreement shall be deemed to constitute a partnership, corporation, joint venture, or any other similar type of association between the Sellers and the Purchaser. Before the Closing, nothing in this Agreement shall be deemed to constitute a transfer of a control over the Company or to create a joint-control over the Company between the Sellers and the Purchaser. The transfer of control over the Company from the Sellers to the Purchaser shall only occur after the Closing Date in line with the terms and conditions set out in this Agreement.

This Agreement constitutes a binding obligation for the Parties to conclude the Transfer, under the terms and conditions set out in this Agreement, which supersedes all previous discussions, arrangements, agreements (either oral or written) between the Parties, including but not limited to the LoI;

This Agreement may only be amended by a written instrument signed by all Parties.

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The provisions of this Agreement and of the other Transfer documents which remain to be performed as of Closing shall continue in full force and effect notwithstanding Closing.

All negotiations between the Parties to this Agreement have been carried out in accordance with the standards of fair dealing. Each Party to this Agreement freely and expressly consents to all of the terms and conditions of this Agreement to the effect that none of the terms and conditions of this Agreement shall be treated as unexpected (surprise) terms or conditions. The terms and conditions of this Agreement meet the best interests of both Parties and the principles of fair dealing, and fully express the equality of bargaining powers of the Parties to this Agreement.

20.3	Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by the Applicable law.

20.4	Sellers’ joint and several liability

Sellers hereby confirm to be jointly and severally liable for all obligations and covenants directly or indirectly resulting out of this Agreement for Sellers, regardless of percentage in Shares they own.

Purchaser shall have the right to claim from any and each of the Sellers or all of them, in its discretion, compliance with Sellers’ obligations under this Agreement, payment of all Damage, penalties and all indemnities.

20.5	No Waiver

None of the terms of this Agreement shall be deemed to have been waived by any Party hereto, unless such waiver is in writing and signed by that Party. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

20.6	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by email, three business days after deposit in the mails if sent by registered or certified mail (return receipt requested) or 8 business day if given by reputable overnight express courier (charges prepaid), to the Parties at the addresses set forth for such party herein (or at such other address for a party as shall be specified by like notice).

If to the Sellers:

Amiga d.o.o. Kraljevo,

Aerodromska 1G, 36 000

Kraljevo, Serbia

E-mail: i.tlacinac@amiga.rs

Attention: Ivan Tlačinac

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With a copy (which shall not constitute notice) to:

MD Solution d.o.o. Beograd, Blvd

Zorana Đinđića 144B, 11070

Beograd, Serbia

E-mail:lazar.jovicic@mdsolution.rs

Attention: Lazar Jovičić

If to the Purchaser:

Beam Global 5660 Eastgate Dr.

San Diego, CA 92121

Email: Desmond.Wheatley@beamforall.com

Attention: Desmond Wheatley, CEO

With a copy (which shall not constitute notice) to:

Weintraub Tobin Chediak

Coleman Grodin Law Corp.

475 Sansome Street, Suite 510

San Francisco, CA 94111

Email: jpietsch@weintraub.com

Attention: Jeffrey B. Pietsch.

20.7	Time of Essence

Time shall be of the essence in this Agreement, as regards any dates, times and periods mentioned herein, and the Parties acknowledge and confirm that time is of the essence with respect to all of the performance obligations set out herein.

20.8	Force Majeure

Failure on the part of any of the Parties to carry out any commitments undertaken pursuant to this Agreement shall not generate Claims nor shall it be construed as a breach of the Agreement to the extent such failure is due to Force Majeure.

20.9	Expenses and Interest

Each Party shall bear its own costs and expenses of its legal advisers in connection with the preparation and execution of this Agreement and entering into any other agreements, documents or other documents necessary for the implementation of this transaction.

All fees relating to the certification of signatures on this Agreement and certification of relevant Schedules on the Closing Date shall be borne by the Purchaser.

All fees for registration of change of ownership over the Shares and registration of change of general manager before the BRA shall be borne by the Purchaser.

All fees for registration of Pledge before the BRA, shall be borne by the Sellers.

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20.10	Language

This Agreement has been executed in the English language.

20.11	Signing Date

This Agreement will come into its full legal effect as of the Signing Date, and may be terminated only on the basis of the terms and conditions set forth herein, and in accordance with the Applicable Law.

20.12	Copies of the Agreement

This Agreement has been signed in 5 (five) counterparts, out of which each 2 (two) for the Sellers (one copy for each Seller), 2 (two) for the Purchaser and counterpart while one will be kept by the public notary.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date reflected below.

SIGNED in Belgrade on 06 October 2023

For PURCHASER

Signatory: Desmond Wheatley
Capacity: CEO

SELLER 1:	SELLER 2:

Ivan Tlačinac	Jelena Spasojević

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LIST OF SCHEDULES:

Schedule No. 1:	Disclosure Letter
Schedule No. 2:	Signed and notary certified statements issued by the Sellers’ spouses
Schedule No. 3:	List of employees to be transferred from Amiga BG to the Company
Schedule No. 4:	Employment agreements with the Sellers and Mr. Aleksandar Tošković
Schedule No. 5:	List of Promissory Notes
Schedule No. 6:	Draft Notice of Closing
Schedule No. 7:	Leased Real Estate draft agreement
Schedule No 8:	Draft Transfer Deed
Schedule No 9:	Draft Pledge Agreement
Schedule No. 10:	Draft Closing certificate
Schedule No. 11:	List of Excluded Assets
Schedule No. 12:	List of Acquired Assets
Schedule No. 13:	List of litigations where the Company is the defendant
Schedule No. 14	Pledge and security agreement

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